Exhibit 10.1

$1,225,000,000

SUPER PRIORITY DEBTOR IN POSSESSION AND EXIT CREDIT AND GUARANTEE AGREEMENT

Among

CITICORP USA, INC.

Administrative Agent

JPMORGAN CHASE BANK, N.A.	DEUTSCHE BANK SECURITIES INC
Syndication Agent	Documentation Agent

MORGAN STANLEY SENIOR FUNDING, INC.	CALYON NEW YORK BRANCH
Co-Syndication Agent	Co-Documentation Agent

U.S. BANK NATIONAL ASSOCIATION

Agent

CITIGROUP GLOBAL MARKETS INC.	CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.	DEUTSCHE BANK SECURITIES INC.
Joint Lead Arrangers and Joint Book Runners	Joint Lead Arrangers and Joint Book Runners
for the DIP Facilities	for the Exit Facilities

MORGAN STANLEY SENIOR FUNDING, INC.	CALYON NEW YORK BRANCH
Co-Arranger	Co-Arranger

NORTHWEST AIRLINES, INC.,

as Borrower

NORTHWEST AIRLINES CORPORATION, NORTHWEST AIRLINES HOLDINGS CORPORATION and NWA INC.,

as Guarantors,

and

The Several Lenders

from Time to Time Parties Hereto

Dated as of August 21, 2006

i

4.8	Federal Regulation	38
4.9	ERISA	38
4.10	Investment Company Act	39
4.11	Subsidiaries	39
4.12	Use of Proceeds	39
4.13	True and Complete Disclosure	39
4.14	Air Carrier	39
4.15	Pacific Routes	39
4.16	Slot Utilization	39
4.17	Foreign Slot Utilization	39
4.18	Route Utilization	40
4.19	Security Documents	40
4.20	Secured, Super-Priority Obligations	40

SECTION 5 CONDITIONS PRECEDENT		41

5.1	Conditions to Initial Extension of Credit	41
5.2	Conditions to Each Extension of Credit	43
5.3	Exit Facilities Option	43
5.4	Conditions to Exit Facilities Option	43
5.5	Conversion to Exit Facilities	45

SECTION 6 AFFIRMATIVE COVENANTS		45

6.1	Financial Statements	46
6.2	Certificates; Other Information	46
6.3	Payment of Taxes	48
6.4	Maintenance of Existence; Compliance	48
6.5	Maintenance of Property; Insurance	48
6.6	Inspection of Property; Books and Records; Discussions	48
6.7	Notices	49
6.8	Performance of Obligations	49
6.9	End of Fiscal Years; Fiscal Quarters	49
6.10	Air Carrier	49
6.11	ERISA	49
6.12	Security Interests; Additional Collateral	50
6.13	Gate Utilization	50
6.14	Slot Utilization	51
6.15	Foreign Slot Utilization	51
6.16	Route Utilization; Route Reporting	51
6.17	Chapter 11 Cases	52

SECTION 7 NEGATIVE COVENANTS		52

7.1	Financial Condition Covenants	53
7.2	Indebtedness	53
7.3	Liens	54
7.4	Fundamental Changes	55
7.5	Disposition of Pool Assets	55
7.6	Restricted Payments	56
7.7	Transactions with Affiliates	56

7.8	Lines of Business	57
7.9	ERISA	57
7.10	Investments	57
7.11	Acquisitions.	57
7.12	Chapter 11 Claims; Adequate Protection.	58
7.13	The DIP Order.	58

SECTION 8 EVENTS OF DEFAULT		58

SECTION 9 GUARANTY		63

9.1	The Guaranty	63
9.2	Bankruptcy	63
9.3	Nature of Liability	63
9.4	Independent Obligation	63
9.5	Authorization	63
9.6	Reliance	64
9.7	Subordination	64
9.8	Waiver	64
9.9	Limitation on Enforcement	65

SECTION 10 THE AGENTS		65

10.1	Appointment	65
10.2	Delegation of Duties	65
10.3	Exculpatory Provisions	65
10.4	Reliance by Agents	66
10.5	Notice of Default	66
10.6	Non-Reliance on Agents and Other Lenders	66
10.7	Indemnification	67
10.8	Agent in Its Individual Capacity	67
10.9	Successor Administrative Agent	67
10.10	Other Agents	67

SECTION 11 MISCELLANEOUS		68

11.1	Amendments and Waivers	68
11.2	Notices	69
11.3	No Waiver; Cumulative Remedies	70
11.4	Survival of Representations and Warranties	70
11.5	Payment of Expenses and Taxes	70
11.6	Successors and Assign; Participations and Assignments	71
11.7	Adjustments; Set-off	73
11.8	Counterparts	73
11.9	Severability	73
11.10	Integration	73
11.11	GOVERNING LAW	74
11.12	Submission To Jurisdiction; Waivers	74
11.13	Acknowledgements	74
11.14	Intercreditor Agreement	75
11.15	Confidentiality	75
11.16	WAIVERS OF JURY TRIAL	75
11.17	Termination, Releases of Guarantees and Liens	75

SCHEDULES:

1.1(a)	Term Commitments
1.1(b)	Revolving Commitments
4.4	Consents, Authorizations, Filings and Notices
4.11	Subsidiaries
7.2(c)	Existing Indebtedness
7.5	Pool Assets

EXHIBITS:

A	Form of Closing Certificate
B	Form of Assignment and Acceptance
C	Form of Exemption Certificate
D	Form of Compliance Certificate
E	Form of Certificate of Chief Financial Officer
F	Form of DIP Order
G	Form of Accession and Novation Agreement
H	Form of Intercreditor Agreement
I	Form of Notice of Borrowing

SUPER PRIORITY DEBTOR IN POSSESSION AND EXIT CREDIT AND GUARANTEE AGREEMENT, dated as of August 21, 2006, among NORTHWEST AIRLINES CORPORATION, a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below) or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 herein, as applicable (“Holdings”), NORTHWEST AIRLINES HOLDINGS CORPORATION, a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 herein, as applicable (“NWAC”), NWA INC., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 herein, as applicable (“NWA”), NORTHWEST AIRLINES, INC., a Minnesota corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes the borrower and loan party hereunder pursuant to Section 5.5 herein, as applicable (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITICORP USA, INC., as Administrative Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as Syndication Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Syndication Agent”), DEUTSCHE BANK SECURITIES INC., as Documentation Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Documentation Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Co-Syndication Agent”), CALYON NEW YORK BRANCH, as Co-Documentation Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Co-Documentation Agent”), U.S. BANK NATIONAL ASSOCIATION, as Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Agent”), CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners for the DIP Facilities (in such capacities, the “DIP Joint Lead Arrangers”), CITIGROUP GLOBAL MARKETS INC. and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners for the Exit Facilities (in such capacity, the “Exit Joint Lead Arrangers”, and collectively with the DIP Joint Lead Arrangers, the “Joint Lead Arrangers”), MORGAN STANLEY SENIOR FUNDING, INC. and CALYON NEW YORK BRANCH, as Co-Arrangers for both the DIP Facilities and the Exit Facilities (in such capacities, the “Co-Arrangers”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 of this Agreement;

WHEREAS, on September 14, 2005 (“Petition Date”), Holdings, NWAC, NWA, the Borrower and certain of the Borrower’s domestic Subsidiaries filed voluntary petitions for relief (collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, from and after the Petition Date, Holdings, NWAC, NWA, the Borrower and such Subsidiaries are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate amount not to exceed $1,225,000,000, consisting of $1,050,000,000 in aggregate principal amount of Term Loans and up to $175,000,000 in aggregate principal amount of Revolving

Commitments, the proceeds of which will be used (i) to repay in full all, but not less than all, amounts outstanding under the Borrower’s existing pre-petition Second Amended and Restated Credit and Guarantee Agreement, dated as of April 15, 2005 (as amended to the date hereof, the “Pre-Petition Credit Agreement”), among Borrower, as borrower thereunder, Guarantors, as guarantors thereunder, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for the Borrower and its Subsidiaries, and (iv) for other general corporate purposes;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting security interests in the Route Collateral pursuant to the Route Security Agreement; and

WHEREAS, the Lenders have agreed to grant an option to Northwest Airlines, Inc. to cause the DIP Facilities to be converted to the Exit Facilities subject to terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%.  For the purposes hereof “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Accession and Novation Agreement”:  as defined in Section 5.5(a).

“Acquisition”:  an acquisition, the consideration for which is paid (in whole or in part) in cash (it being understood that any deferred purchase price or assumed Indebtedness due within one year after any such acquisition shall be treated as paid in cash as of the date of such acquisition), by any Person of (a) the Capital Stock of any other Person which, upon consummation of such acquisition, becomes a Subsidiary of such Person, (b) assets constituting all or substantially all of the assets of any other Person, (c) assets constituting an operating unit or division of any other Person, (d) one or more Routes in a single transaction or series of related transactions to the extent that the cash consideration for the acquisition of such Routes exceeds $50,000,000, (e) Intellectual Property used in connection with the operation of an air passenger or cargo business by any other Person purchased outside the ordinary course of business from any such Person in a single transaction or series of related transactions to the extent that the cash consideration for the acquisition of such Intellectual Property exceeds $25,000,000 and (f) Flight Equipment from any other Person (other than a manufacturer) in a single transaction or series of related transactions to the extent the cash consideration for the acquisition of such Flight

Equipment exceeds $100,000,000, including any such acquisition in connection with the establishment of a low cost air passenger business.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”:  as defined in the preamble to this Agreement.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent, the Co-Syndication Agent, the Co-Documentation Agent, the Agent, the Co-Arrangers, the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent and, for purposes of Section 9 only, the Issuing Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans plus (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Rate”:

(a) with respect to Loans outstanding prior to the Exit Facilities Conversion Date, (i)  1.50%, in the case of ABR Loans, and (ii) 2.50%, in the case of Eurodollar Loans, and

(b) with respect to Loans outstanding on and after the Exit Facilities Conversion Date, (i) at all times when the Total Appraised Value Ratio is equal to or less than 1.75 to 1.00, (x) 2.00%, in the case of ABR Loans and (y) 3.00% in the case of Eurodollar Loans, and (ii) at all times when the Total Appraised Value Ratio is greater than 1.75 to 1.00, (x) 1.50%, in the case of ABR Loans and (Y) 2.50% in the case of Eurodollar Loans, provided that each of the Applicable Rates set forth in this clause (b) shall be increased by 0.50% during such time as the Exit Facilities are assigned a credit rating of less than Ba3 by Moody’s or less than BB- by S&P.

“Allocable Prepayment Percentage”:  at any time, the ratio (expressed as a percentage) of (a) the Aggregate Exposure of all Lenders to (b) the sum of the Aggregate Exposure of all Lenders plus the aggregate outstanding principal amount of any Pari Passu Obligations at such time.

“Applicable Appraisal Discount Rate”:  on the date of any valuation done in connection with an Appraisal, 11.5%; provided that, to the extent the Treasury Rate as determined immediately prior to such Appraisal is greater than 8%, the Applicable Appraisal Discount Rate will be increased by an amount equal to the difference between such Treasury Rate and 8%; and provided further that, to the extent the Treasury Rate as determined immediately prior to such Appraisal is less than 3%, the Applicable Appraisal Discount Rate will be decreased by an amount equal to the difference between 3% and such Treasury Rate.

“Application”:  an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Appraisal”:  an appraisal, dated the date of delivery thereof to the Lenders pursuant to the terms of this Agreement, by Morton, Beyer and Agnew or another independent appraisal firm satisfactory at the time of such Appraisal to the Borrower and the Administrative Agent, setting forth the current fair market value of the Pacific Routes (as described in the Appraisal) utilizing the Applicable Appraisal Discount Rate as of the date of such appraisal of each Pool Asset or proposed Pool Asset, as the case may be.

“Appraised Value”:  as of any date of determination, the value as of such date of each Pool Asset or proposed Pool Asset, as the case may be, as set forth in the most recently delivered Appraisal.

“Assignee”:  as defined in Section 11.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit B.

“Assignor”:  as defined in Section 11.6(c).

“Available Revolving Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Avoidance Actions”:  rights, claims or causes of action arising under Sections 544, 547, 548 or 550 of the Bankruptcy Code and the proceeds thereof, excluding Avoidance Actions relating to obligations paid with the proceeds of Loans and the Liens securing such obligations.

“Authorized Officer”:  as to any Loan Party, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President and above who reports directly or indirectly to the Chief Financial Officer of such Loan Party.

“Base Number of Japanese Foreign Slots”:  at any time, the sum of (a) the total number of Japanese Foreign Slots at Narita Airport owned by the Borrower as of the Closing Date, plus (b) any Japanese Foreign Slots at Narita Airport acquired by the Borrower after the Closing Date.

“Benefitted Lender”:  as defined in Section 11.7(a).

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy,” as applicable to the Cases, as now and hereafter in effect, or any applicable successor statute.

“Bankruptcy Court”:  as defined in the recitals to this Agreement.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrowing Date”:  (a) with respect to the Term Loans, the Closing Date, and (b) with respect to the Revolving Loans, the Closing Date and, at all times on or after the Exit Facilities Conversion Date, any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder in accordance with Section 2.5.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Minneapolis, Minnesota are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”:  as defined in the recitals to this Agreement.

“Cash Liquidity”:  at any time, the sum of (a) unrestricted cash and cash equivalents of Holdings and its Subsidiaries at such time and (b) unrestricted short term investments of Holdings and its Subsidiaries at such time.

“Carve-Out”:  means the following claims:  (a) quarterly fees pursuant to 28 U.S.C. § 1930(a)(6), (b) fees payable to the clerk of the Bankruptcy Court and any agent thereof, (c) fees and disbursements incurred after a Carve-Out Event by the Loan Parties’ professionals (other than the Loan Parties’ ordinary course professionals) and the professionals of the Committee retained prior to the Exit Facilities Conversion Date (collectively, the “Professionals”) and, together with any expenses of members of the Committee, allowed by order of the Bankruptcy Court in the aggregate amount not to exceed $30,000,000, and (d) all fees and expenses of the kind described in the preceding clauses (a), (b) and (c) of this definition incurred prior to a Carve-Out Event but not yet paid to the extent such fees and expenses are approved by the Bankruptcy Court, subject to the right of the Administrative Agent, the Lenders and any other party in interest to object to the award of such fees and expenses; provided, however, that the Carve-Out shall not include, apply to, or be available for any fees or expenses incurred by any party, including the Loan Parties, any Committee or any Professional in connection with the investigation, initiation or prosecution of any Claims or Defenses (as defined in the DIP Order) against the Agents or the Lenders in their respective capacities as such; provided, further, that as long as no Event of Default shall occur and be continuing which entitles the Lenders or any Agent to exercise remedies against the Collateral and prior to the Exit Facilities Conversion Date, the Loan Parties shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code or otherwise pursuant to an order of the Bankruptcy Court, as the same may be due and payable, and the same shall not reduce the Carve-Out, subject to the right of the Administrative Agent, the Lenders and any other party in interest to object to such payments; provided, further, that in the event of any inconsistency in the definition of “Carve-Out” between the provisions of this Agreement and the DIP Order, the provisions of the DIP Order shall govern.

“Carve-Out Event” as defined in Section 8.

“Carve-Out Event Notice” as defined in Section 8.

“Certificated Air Carrier”:  a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

“Citicorp”:  Citicorp USA, Inc.

“Citizen of the United States”:  shall have the meaning provided in Section 40102(a)(15) of Title 49.

“Claim”:  as defined in Section 101(5) of the Bankruptcy Code.

“Closing Date”:  the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied, which date is August 21, 2006.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”:  as defined in the preamble to this Agreement.

“Co-Syndication Agent”:  as defined in the preamble to this Agreement.

“Collateral”:  any of the Pool Assets upon which a Lien is purported to be created by any Security Document, including, without limitation, all Route Collateral.

“Collateral Agent”:  Citicorp, in its capacity as Collateral Agent.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Committee”:  the official committee of unsecured creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code on September 30, 2005.

“Commitment Fee Rate”:  0.50% per annum.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate substantially in the form of Exhibit D (with such changes as may be approved by the Administrative Agent).

“Consolidated EBITDAR”:  for any period, without duplication, the consolidated operating income of Holdings and its Subsidiaries for such period (calculated on a consolidated basis in accordance with GAAP and in a manner consistent with the consolidated financial statements of Holdings and its Subsidiaries for the period ended December 31, 2005) plus (i) consolidated aircraft operating rental expenses of Holdings and its Subsidiaries that were deducted in arriving at the amount of such consolidated operating income for such period plus (ii) amortization and depreciation that were deducted in arriving at the amount of such consolidated operating income for such period plus (iii) interest income of Holdings and its Subsidiaries during such period plus (iv) all government reimbursements in cash for losses incurred as a result of developments affecting the aviation industry (including, without limitation, terrorist acts and epidemic diseases) plus (v) any non-recurring non-cash charges of Holdings and its Subsidiaries recorded during such period (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), all as determined on a consolidated basis in accordance with GAAP plus (vi) cash or non-cash non-recurring charges resulting from the Borrower’s fleet restructuring during the Cases and professional fees and other direct bankruptcy costs related to the Cases, provided, however, that cash payments made in such period or in any future period in respect of such noncash charges (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted in calculating Consolidated EBITDAR in the period when such payments are made, and provided further that Consolidated EBITDAR shall be calculated without giving effect to any acceleration of flight equipment rental expense after the Closing Date required as a result of the Borrower’s decision to remove an aircraft or aircraft class from the operating fleet of the Borrower.

“Consolidated Fixed Charges”:  for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capital Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period, plus the total consolidated aircraft operating rental expenses of Holdings and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP, provided that Consolidated Fixed Charges shall be calculated without giving effect to any acceleration of flight equipment rental expense after the Closing Date required as a result of the Borrower’s decision to remove an aircraft or aircraft class from the operating fleet of the Borrower.

“Contingent Obligation”:  as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (other than Holdings or any of its Subsidiaries) (the “primary obligor”), in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or; if less, the maximum amount of such-primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Coverage Test”:  at any time, the Total Appraised Value Ratio shall not be less than 150% at such time.

“Currency Exchange Rate Protection Agreement”:  any foreign currency exchange agreement, currency swap agreement or other similar agreement or arrangement entered into for the purpose of hedging foreign currency risk.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“DIP Facilities”:  Facilities prior to the Exit Facilities Conversion Date.

“DIP Order”:  an order (in substantially the form of Exhibit F and otherwise in form and substance reasonably satisfactory to the Administrative Agent) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code (i) approving this Agreement and the other Loan Documents, including the granting of the super-priority claims and first priority lien status, the waiver of rights under Section 506(c) of the Bankruptcy Code and the payment of all fees constituting Obligations hereunder, (ii) authorizing the indefeasible payment in full of all (but not less than all) obligations under the Pre-Petition Credit Agreement and related documents, including all principal, interest, fees, prepayment premiums and expenses, and the termination of all commitments thereunder and the termination of all Liens securing the obligations thereunder, (iii) modifying the automatic stay to permit the Loan Parties to perform their obligations hereunder and the Lenders and the Collateral Agent to exercise their rights and remedies in accordance with Section 8 of this Agreement, and (iv) authorizing the incurrence by the Loan Parties of permanent post-petition secured and super-priority Indebtedness in accordance with this Agreement, and as to which order no stay has been entered and which has not been reversed, vacated or overturned, and which order has not been amended, supplemented or otherwise modified in any respect adverse to the Lenders without the prior written consent of the Administrative Agent and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless the Administrative Agent waives such requirement.

“Discharged Rights and Obligations”:  as defined in Section 5.5(a).

“Disposed Japanese Foreign Slots”:  at any time, the Japanese Foreign Slots at Narita Airport sold, transferred, leased (so long as such lease remains in effect and conveys to another Person the right to utilize the relevant Japanese Foreign Slot) or otherwise disposed of by the Borrower after the Closing Date.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding, however, the creation or imposition of any Lien).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble to this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“DOT”:  the United States Department of Transportation.

“Eligible Transferee”:  a commercial bank, financial institution, other “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended), any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or any Lender Affiliate, other than an airline, a commercial air carrier, an air freight forwarder, an entity engaged in the business of parcel transport by air or other similar Person or a corporation or other entity controlling, controlled by or under common control with such an airline, commercial air carrier, air freight forwarder, entity engaged in the business of parcel transport by air or other similar Person.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  each trade or business (whether or not incorporated) that together with Holdings or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c) or (o) of the Code.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on  page BBAM on the Bloomberg Terminal screen (successor to Page 3750 of the Telerate Service screen) as of 11:00 a.m., London time, two Business Days prior to the beginning of such interest Period.  In the event that such rate does not appear on page BBAM on the Bloomberg Terminal screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent with the consent of the Borrower, or in the absence of such availability or consent, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Loan Parties”:  as defined in Section 5.5(a).

“Exit Facilities” means the Facilities after the Exit Facilities Conversion Date.

“Exit Facilities Conversion Date”:  the first date on which the Exit Facilities Option has been exercised and the conditions to exercising the Exit Facilities Option set forth in Section 5.4 are satisfied.

“Exit Facilities Option”:  as defined in Section 5.3.

“Facility”:  each of (a) the Term Facility and (b) the Revolving Facility, and “Facilities” shall mean the collective reference to the Term Facility and the Revolving Facility.

“FAA”:  the Federal Aviation Administration.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Fifth Freedom Rights”:  the operational right pursuant to a bilateral treaty between the United States and a foreign country to enplane passenger traffic and cargo in such foreign country and deplane it in another foreign country.

“Financial Outlook”:  the multi-year financial outlook for Holdings and its consolidated Subsidiaries dated August 7, 2006.

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.

“Flight”:  (a) the completion of a non-stop passenger and/or cargo flight utilizing the Pacific Routes from a point of origin in the United States of America to a destination in Japan or China and from a point of origin in Japan or China to a destination in the United States of America and (b) the completion of a non-stop passenger and/or cargo flight utilizing the Pacific Routes (other than a flight described in clause (a) of this definition).

“Flight Equipment”:  any aircraft, airframes or engines and all parts incorporated or installed in or attached or made a part of the aircraft, airframes or engines.

“Foreign Aviation Authorities”:  foreign or governmental, regulatory or other agency or agencies which exercise jurisdiction over the issuance or authorization to serve any foreign point on each of the Pacific Routes and/or operations related to the Pacific Routes and Supporting Route Facilities.

“Foreign Slot”:  all of the rights and operational authority, now held or hereafter acquired, of the Borrower to conduct one landing or takeoff operation during a specific hour or other period at each non-U.S. airport necessary to operate a Pacific Route, whether or not utilized by the Borrower.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Gate Leaseholds”:  at any time, all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower in connection with the right to use, operate or occupy space in an airport terminal at which the Borrower conducts scheduled operations for direct non-stop flights (or flights originating at a Northwest Hub) to and within Asia using the Pacific Routes to the extent such Gate Leasehold is utilized in connection with the Pacific Routes at such time.  To the extent that the Borrower ceases to use any Gate Leasehold in connection with the Pacific Routes, such Gate Leasehold shall automatically cease to be a Gate Leasehold hereunder, including, without limitation, for purposes of Section 7.5.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantors”:  the collective reference to Holdings, NWAC and NWA.

“Hedging Obligations”:  as to any Person, all obligations and liabilities of such Person under any Interest Rate Protection Agreement or Currency Exchange Rate Protection Agreement, which are payable upon the termination of such agreement. Hedging Obligations under Specified Hedging Agreements shall be valued on a mark-to-market basis from time to time pursuant to a methodology agreed to among the Borrower, the applicable counterparty, and the Administrative Agent.

“Holdings”:  as defined in the preamble to this Agreement.

“Indebtedness”:  as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services but excluding trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) Capital Lease Obligations, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e. take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all Hedging Obligations under any Interest Rate Protection Agreement or any Currency Exchange Rate Protection Agreement.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”:  the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, U.S. Bank National Association, the PBGC, the Borrower and the Guarantors, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date”:  (a) as to any ABR Loan, the fifteenth day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           the Borrower may not select an Interest Period for a particular Facility that would extend beyond the anticipated final maturity date of the relevant Loan;

(C)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments”:  as defined in Section 7.10.

“Issuing Lender”:  Citicorp or any of its Affiliates or any Lender appointed as Issuing Lender by the Borrower with the consent of the Administrative Agent and such Lender, in its capacity as an issuer of Letters of Credit.

“Japanese Foreign Slots”:  any Foreign Slot in Japan.

“JFK”:  New York’s John F. Kennedy (JFK) International Airport.

“Joint Lead Arrangers”:  as defined in the preamble to this Agreement.

“LAX Two”:  LAX TWO CORP., a non-profit California mutual benefit corporation.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.10.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“L/C Subcommitment Amount”:  $75,000,000.

“Lease”:  any operating lease entered into by any Loan Party or any of its Subsidiaries as lessee thereunder.

“Lenders”:  as defined in the preamble to this Agreement.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Letters of Credit”:  as defined in Section 2.6(a)

“Lien”:  any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, each Security Document, any Specified Hedging Agreement and any Notes.

“Loan Parties”:  the Borrower and the Guarantors.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding or committed, as the case may be, under such Facility.

“Material Adverse Effect”:  a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Maturity Date”:  the earlier of (a) the second anniversary of the Closing Date, if the Exit Facilities Conversion Date does not occur on or before the second anniversary of the Closing Date and (b) the seventh anniversary of the Closing Date, if the Exit Facilities Conversion Date occurs on or before the second anniversary of the Closing Date.

“Maximum Amount”:  $1,225,000,000.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Non-Excluded Taxes”:  as defined in Section 3.10(a).

“Non-U.S. Lender”:  as defined in Section 3.10(d).

“Northwest Hub”:  as of the Closing Date, the airports in Detroit, Michigan, Minneapolis, Minnesota, Memphis, Tennessee and Narita Airport in Japan, and any other airport which becomes a central connection point through which the Borrower coordinates flights utilizing the Pacific Routes.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NWA”:  as defined in the preamble to this Agreement.

“NWAC”:  as defined in the preamble to this Agreement.

“Obligations”:  the unpaid principal of and interest on (including interest, fees and costs accruing after the maturity of the Loans and Reimbursement Obligations and interest, fees and costs accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or cost is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or Lender (or, in the case of Specified Hedging Agreements, any Lender Affiliate), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letters of Credit, any Specified Hedging Agreement entered into with any Lender or any Lender Affiliate or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, including all such Obligations as may be novated in accordance with Section 5.5; provided, however, that the aggregate amount of all Hedging Obligations under all Specified Hedging Agreements at any time outstanding that shall be included as “Obligations” shall not exceed the lesser of (i) $150,000,000 and (ii) the amount, if any, by which (x) the Maximum Amount exceeds (y) the sum of (1) the aggregate unpaid principal amount of the Term Loans then outstanding plus (2) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, this Agreement or any other Loan Document.

“Pacific Countries”:  (i) countries bordering the Pacific Ocean in Asia, North America, Australia and New Zealand, (ii) islands surrounded by the Pacific Ocean and (iii) Thailand, Myanmar (Burma), Laos and Cambodia.

“Pacific Routes”:  the Routes described on Schedule 7.5 and any other Routes to the Pacific Countries that are acquired by or granted to the Borrower.

“Pari Passu Commitments”:  at any time, the amount of unfunded lending commitments under the Pari Passu Obligations at such time.

“Pari Passu Obligations”:  as defined in the Intercreditor Agreement.

“Participant”:  as defined in Section 11.6(b).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA, and not excluded pursuant to Section 4021(b) of ERISA, with respect to which any Loan Party or any of its ERISA Affiliates is a “contributing sponsor” as defined in Section 4001(a)(l3) of ERISA and each such plan for the five year period immediately following the last date on which the Borrower or any of its ERISA Affiliates contributed or had an obligation to contribute to such plan.

“Permitted Liens”:  as defined in Section 7.3.

“Permitted Petition Date Liens”:  any non-avoidable, valid and perfected Permitted Liens in existence on the Petition Date and any non-avoidable valid Permitted Liens in existence on the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, in each case, other than the Specified Primed Liens.

Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”:  as defined in the recitals to this Agreement.

“Plan of Reorganization” means a joint chapter 11 plan of reorganization in the Cases.

“Pool Assets”:  the assets of the Borrower listed on Schedule 7.5 (as modified pursuant to Section 7.5) and any other Pacific Routes and related Slots and Gate Leaseholds acquired by the Borrower.

“Pre-Petition Credit Agreement”:  as defined in the recitals to this Agreement.

“Rating Agency”:  S&P or Moody’s, as the case may be.

“Reference Lender”:  Citibank, N.A.

“Register”:  as defined in Section 11.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse a Issuing Lender pursuant to Section 2.10 for amounts drawn under Letters of Credit.

“Removed Pool Assets”:  assets which are no longer Pool Assets as a result of having been involuntarily disposed of (whether by loss of property due to theft, destruction, confiscation, prohibition or use, any similar event or otherwise).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganized Loan Parties”:  as defined in Section 5.5(a).

“Replaced Lender”:  as defined in Section 3.13.

“Replacement Lender”:  as defined in Section 3.13.

“Replacement Route”:  a Route which has a value at least equal to the Route which it is replacing and which shall have been made subject to the pledge of the Route Security Agreement pursuant to Section 1 thereof, subject to the satisfactory review and approval of the Administrative Agent.

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding..

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Loan Party, the chief executive officer, president, chief financial officer, treasurer or chief accounting officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer or chief accounting officer of such Loan Party.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1(b) to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the aggregate Revolving Commitments of all Lenders is $175,000,000.

“Revolving Commitment Period”:  the period, if any, from and including the Exit Facilities Conversion Date to the Termination Date.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loans”:  as defined in Section 2.4.

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments of all Lenders (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate outstanding Revolving Extensions of Credit of all Lenders).

“Route Collateral”:  all of the “Collateral” as defined in the Route Security Agreements.

“Route Security Agreement”:  the Route Security Agreement, dated as of the Closing Date, executed and delivered by the Borrower in favor of the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Routes”:  the route authorities which the Borrower holds or hereafter acquires the requisite authority to operate pursuant to Title 49 including without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”, whether or not utilized by the Borrower.

“S&P”:  Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“SEC”:  the Securities and Exchange Commission.

“Secured Creditors”:  the Agents, the Lenders, the Issuing Lender and the holders of Obligations under Specified Hedging Agreements.

“Security Documents”:  the collective reference to the Route Security Agreement, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Significant Subsidiary”:  any Subsidiary that would be a “significant subsidiary” of any of the Loan Parties within the meaning of the SEC’s Regulation S-X.

“Slot”:  at any time, all of the rights and operational authority of the Borrower now held or hereafter acquired, to conduct one Instrument Flight Rule (as defined under the FAA regulations) landing or takeoff operation during a specific hour or half-hour period at JFK (or at any other slot-constrained airport in the U.S.) pursuant to FAA regulations, including Title 14, to the extent that any such slot is used to operate direct non-stop flights to Asia using a Pacific Route and all take-off and landing rights and operational authority of the Borrower at a Northwest Hub in the U.S. or other airport in the U.S. which is an origination or destination point for flights utilizing the Pacific Routes, in each case, at such time.  To the extent that the Borrower ceases to use any Slot in connection with the Pacific Routes, such Slot shall automatically cease to be a Slot hereunder, including, without limitation, for purposes of Section 7.5.

“Specified Currency Exchange Rate Protection Agreement”:  any Currency Exchange Rate Protection Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Currency Exchange Protection Agreement, was a Lender or Lender Affiliate designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Currency Exchange Rate Protection Agreement, which notice shall include a copy of an agreement providing for a methodology agreed to by the Borrower, such Lender or Lender Affiliate and the Administrative Agent of valuing on a mark-to-market basis the amount of Hedging Obligations under such Specified Currency Exchange Rate Protection Agreement from time to time.

“Specified Hedging Agreement”;  any Specified Currency Exchange Rate Protection Agreement or any Specified Interest Rate Protection Agreement.

“Specified Interest Rate Protection Agreement”:  any Interest Rate Protection Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Interest Rate Protection Agreement, was a Lender or Lender Affiliate designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Interest Rate Protection Agreement, which notice shall include a copy of an agreement providing for a methodology agreed to by the Borrower, such Lender or Lender Affiliate and the Administrative Agent of valuing on a mark-to-market basis the amount of Hedging Obligations under such Specified Interest Rate Protection Agreement from time to time.

“Specified Primed Liens”:  as defined in Section 3.14(a).

“Subsidiary”:  (i) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time; provided, however, that (a) LAX Two and its Subsidiaries shall be deemed not to be Subsidiaries of Holdings or any of its Subsidiaries for all purposes of this Agreement (including the calculation of the financial covenants and the definitions relating thereto) and the other Loan Documents.

“Supporting Route Facilities”:  the Borrower’s gates, ticket counters, office space and baggage claim areas at each airport necessary to operate a Pacific Route.

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1(a) to this Agreement or in the Assignment and Acceptance pursuant to which such Lender become a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Term Commitments is $1,050,000,000.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”:  as defined in Section 2.1.

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the total Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Facility”:  the Term Commitments and the Term Loans made thereunder.

“Termination Date”:  the earliest of (a) the Maturity Date, (b) the date on which the Revolving Commitments are terminated pursuant to any provision of this Agreement and (c) the date on which Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any other Loan Document become due and payable as a result of an Event of Default in accordance with this Agreement.

“Termination Event”:  means a “reportable event” described in Section 4043 of ERISA or in the regulations thereunder (excluding events for which the requirement for notice of such reportable event has been waived by the PBGC).

“Title 14”:  Title 14 of the U.S. Code of Federal Regulations, Part 93, Subparts K and S, as amended from time to time or any successor or recodified regulation.

“Title 49”:  Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supercedes such provisions.

“Total Appraised Value”:  as of any date of determination, the Appraised Value as of such date of all Pool Assets other than the Removed Pool Assets.

“Total Appraised Value Ratio”:  at any time, the ratio of (a) Total Appraised Value (determined as of the then most recent Appraisal of the Pool Assets) to (b) the sum of (i) the aggregate unpaid principal amount of all Term Loans then outstanding, plus (ii) the aggregate Revolving Commitments of all Revolving Lenders then in effect or, if the Revolving Commitments have been terminated, the amount of aggregate Revolving Extensions of Credit of all Revolving Lenders then outstanding, plus (iii) the amount of all Hedging Obligations under all Specified Hedging Agreements then outstanding not to exceed the lesser of (A) $150,000,000 and (B) the amount, if any, by which (x) the Maximum Amount exceeds (y) the sum of (1) the aggregate unpaid principal amount of the Term Loans then outstanding plus (2) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding, and plus (iv) any Pari Passu Obligations (for purposes of this definition, Pari Passu Obligations shall include any Pari Passu Commitments).

“Transferee”:  any Assignee or Participant.

“Treasury Rate”:  as of the date which is 10 Business Days prior to the date on which an Appraisal is to be delivered in accordance with Section 6.2(f), the effective yield of (x) direct obligations of the United States maturing on the tenth anniversary of such date or (y) if there are no such obligations, the effective yield determined by linear interpolation between the effective yield borne by the two direct obligations of the United States maturing closest to, but straddling, the tenth anniversary of such date, in each case as appearing on the relevant Telerate service screen on such date.  In the event that such screen is not available, the “Treasury Rate” shall be determined by reference to such other comparable publicly available service selected by the Administrative Agent for displaying such effective yield.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unavailable Japanese Foreign Slots”:  at any time, any Japanese Foreign Slot at Narita Airport with respect to which the Borrower has lost its rights (including as a result of any action of an applicable Governmental Authority revoking or suspending (whether temporarily or permanently) such rights but excluding any failure to utilize the relevant Japanese Foreign Slot which has been approved by all applicable Governmental Authorities and as to which no revocation or suspension has occurred).

“United States”:  the United States of America.

“Use or Lose Rule”:  with respect to the Slots, the terms of 14 C.F.R. Section 93.227.

“U.S. Bank”:  U.S. Bank National Association.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof, including as a result of fresh start accounting principles, on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, including as a result of fresh start accounting principles, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2  AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2           Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans and (b) one Business Day prior to the anticipated Closing Date in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Borrowing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Borrowing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Term Lender.

2.3           Repayment of Term Loans. The Borrower hereby agrees to repay the Term Loan of each Term Lender in consecutive annual installments payable on each anniversary of the Closing Date (commencing with the first anniversary of the Closing Date), with the final installment due on the Maturity Date.  Each payment shall be in an amount equal to such Lender’s Term Percentage multiplied by the aggregate amount of the applicable installment.  Each installment due prior to the Maturity Date shall be in an amount equal to $10,500,000, and the final installment due on the Maturity Date shall be in an amount equal to the remaining principal balance of the Term  Loans.  Once repaid, the Term Loans may not be reborrowed.

2.4           Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower on the Closing Date in an amount equal to the amount of the Revolving Commitment of such Lender and from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit then outstanding, (i) does not exceed the amount of such Lender’s Revolving Commitment and (ii) does not result in (A) the sum of (1)  the aggregate amount of all Hedging Obligations under all Specified Hedging Agreements then outstanding plus (2) the aggregate unpaid principal amount of the Term Loans then outstanding plus (3) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding exceeding (B) the Maximum Amount.

Prior to the Exit Facilities Conversion Date, Revolving Loans that are repaid may not be reborrowed.  On and after the Exit Facilities Conversion Date, Revolving Loans that are repaid may be reborrowed during the Revolving Commitment Period, subject to the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 3.3.  The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.5           Procedure for Revolving Loan Borrowing.

(a)           With respect to the Revolving Loans to be made on the Closing Date, the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit I (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans and (ii) one Business Day prior to the anticipated Closing Date in the case of ABR Loans) requesting that the Revolving Lenders make the Revolving Loans on the Borrowing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Revolving Lender thereof.  Not later than 12:00 Noon, New York City time, on the Borrowing Date each Revolving Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Revolving Loan to be made by such Revolving Lender.

(b)           During the Revolving Commitment Period on any Business Day, the Borrower may borrow under the Revolving Commitments, provided that the Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans and which shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments during the Revolving Commitment Period shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $5,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such amounts will then be made available to the Borrower by the Administrative Agent crediting an account of the Borrower maintained by the Administrative Agent, in like amounts and funds as received by the Administrative Agent.

2.6           Letter of Credit Subcommitment.

(a)           Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.9(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be customarily used from time to time by the Issuing Lender or in such other form as may be reasonably satisfactory to the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (x) the L/C Obligations would exceed the L/C Subcommitment Amount, (y) the aggregate amount of the Available Revolving Commitments would be less than zero or (z) the sum of (1)  the aggregate amount of all Hedging Obligations under all Specified Hedging Agreements then outstanding plus (2) the aggregate unpaid principal amount of the Term Loans then outstanding plus (3) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding would exceed the Maximum Amount.  Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (ii) above).

(b)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.7           Procedure for Issuance of Letter of Credit.

(a)           The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit during the Revolving Commitment Period by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b)           The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.6(a) or any Requirement of Law.  Unless the Issuing Lender has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 2.6, then the Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary practices.

2.8           L/C Fees and Other Charges.

(a)           The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit computed at the rate of 0.125% per annum and payable quarterly in arrears on each L/C Fee Payment Date.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

2.9           L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.9(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.9(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, that if any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed to such L/C Participant.

2.10         Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender or on the next Business Day, if such notice is received any time after 11:00 a.m., New York time on such same Business Day, for the amount of such draft so paid.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.5(b) and (ii) thereafter, Section 3.5(c).

2.11         Obligations Absolute.  The Borrower’s obligations under Section 2.10 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.10 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.12         Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.13         Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.14         Commitment and Administrative Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made, payable monthly in arrears on the first Business Day of the succeeding month and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)           The Borrower agrees to pay to the Administrative Agent and Citigroup Global Markets Inc. (“CGMI”) the fees in the amounts, on the dates and for the account of Persons agreed to in writing by the Borrower and the Administrative Agent or CGMI.

SECTION 3  GENERAL PROVISIONS APPLICABLE TO LOANS

3.1           Optional Prepayments.

(a)           The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (which may be given by telephone if confirmed promptly in writing) delivered to the Administrative Agent at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.  Prepayments made pursuant to this Section shall be applied to prepay any outstanding Term Loans (ratably to the remaining scheduled installments thereof) and any outstanding Revolving Loans (and to cash collateralize outstanding L/C Obligations following the repayment of all outstanding Revolving Loans) with a corresponding reduction in the Revolving Commitments, on a pro rata basis, based upon the respective principal balance of the Term Loans and the aggregate Revolving Extensions of Credit then outstanding.

(b)           After the Exit Facilities Conversion Date (if any), the Borrower may, by giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which may be given by telephone if promptly confirmed by writing, which notice the Administrative Agent will promptly transmit to each applicable Revolving Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the aggregate amount of the Revolving Extensions of Credit outstanding at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.   The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitments of the Revolving Lenders pro rata in accordance to the respective Revolving Percentages of the Revolving Lenders.

3.2           Mandatory Prepayments

(a)           The Borrower shall prepay the Loans as set forth in this Section 3.2(a) to the extent necessary to maintain compliance with Section 7.5(a).  Prepayments made pursuant to this clause (a)  shall be used to prepay any outstanding Term Loans (ratably to the remaining scheduled installments thereof) and any outstanding Revolving Loans (and to cash collateralize outstanding L/C Obligations following the repayment of all outstanding Revolving Loans) with a corresponding reduction in the Revolving Commitments, on a pro rata basis, based upon the respective principal balance of the Term Loans then outstanding and the aggregate Revolving Commitments then in effect.

(b)           In addition, if at any time the sum of (i) the aggregate amount of all Hedging Obligations under all Specified Hedging Agreements then outstanding, plus (ii) the aggregate unpaid principal amount of the Term Loans then outstanding plus (iii) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding exceeds the Maximum Amount, the Borrower shall immediately prepay the Loans in an amount equal to such excess.  Prepayments made pursuant to this clause (b) shall be used to prepay any outstanding Revolving Loans (and to cash collateralize outstanding L/C Obligations following the repayment of all outstanding Revolving Loans)

without a corresponding reduction in the Revolving Commitments, on a pro rata basis, based upon the aggregate Revolving Commitments then in effect.

3.3           Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice (which may be given by telephone if promptly confirmed by writing) of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which may be by telephone if promptly confirmed by writing) of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice (which may be given by telephone if promptly confirmed in writing) to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.4           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to at least $10,000,000 and (b) no more than fifteen Eurodollar Tranches under all Facilities shall be outstanding at any one time.

3.5           Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Rate.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate.

(c)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.6           Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7           Inability to Determine Interest Rate.  If prior to the fast day of any Interest Period:

(a)           the Administrative Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have determined that the making or continuation of any Eurodollar Loan has become (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank eurodollar market, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.  Upon the cessation of the circumstances giving rise to the delivery of such notice, the Administrative Agent or the Majority Facility Lenders, as the case may be, shall promptly withdraw such notice.

3.8           Pro Rata Treatment and Payments.

(a)           Except as provided in Section 11.1,

(i)            each borrowing by the Borrower from the Term Lenders hereunder and each payment, including each prepayment, by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans held by the Term Lenders;

(ii)           each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata  according to the respective Revolving Percentages of the Revolving Lenders; and

(iii)          each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(b)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the applicable Borrowing Date that such Lender will not make the amount that would constitute its Commitment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the applicable Borrowing Date, such Lender shall pay to the Administrative Agent, on-demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s Commitment (or any portion thereof) is not made available to the Administrative

Agent by such Lender within three Business Days of the applicable Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(d)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment required to be made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.9           Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income or profits of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose any other condition affecting the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof after the date hereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental

Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such additional amounts, such Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect.

3.10         Taxes.

(a)           Except as otherwise provided herein all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income or profits taxes and franchise taxes (based on the net income or profits of an Agent or Lender or imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes unless such withholding results from a change in applicable law or treaty after such Lender becomes a party to this Agreement.

(b)           In addition, the Borrower shall pay any properly imposed Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, the Borrower shall promptly send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or, if not available, other documentation evidencing such payment.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased who shall in turn deliver to the Borrower and the Administrative Agent) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8130, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g)           The Borrower shall be entitled to contest, or, upon-written request of the Borrower, to require a Lender to take reasonable measures to contest, at the Borrower’s cost and expense, the imposition of any Non-Excluded Tax or Other Tax. Notwithstanding this paragraph (g), the Borrower still must satisfy its obligations to pay additional amounts or indemnify the Lender if such tax has already been withheld, paid, or deducted.

3.11         Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include (but shall in no event exceed) an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  No Lender shall be deemed to have any loss, expense or liability incurred by the reason of the liquidation or reemployment of deposits as a result of the repayment of Eurodollar Loans prior to the end of an Interest Period unless the Eurodollar Rate which would be applicable to the Eurodollar Loan being repaid if such Eurodollar Rate were being determined on the date of repayment (assuming for purposes of this determination that the Interest Period or the maturity utilized in making such determination is the Interest Period originally applicable to such Eurodollar Loan) is less than the Eurodollar Rate actually applicable to the Eurodollar Loan being repaid.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.12         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage.

3.13         Replacement of Lenders.  If (x) any Lender defaults in its obligations to make Loans, (y) any Lender refuses to give timely consents to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 11.1 but which requires the approval of one or more additional Lenders to become effective in accordance with such Section or (z) any Lender is owed increased costs under Sections 3.9 or 3.10 which in the judgment of the Borrower are material in amount and which are not otherwise requested by Lenders constituting at least the Required Lenders (assuming for this purpose that the percentage in such definition was 80%), the Borrower shall have the right, if no Event of Default then exists and, in the case of a Lender described in clause (z) above, such Lender has not withdrawn its request for such compensation or changed its applicable lending office with the effect of eliminating or substantially decreasing (to a level which in the judgment of the Borrower is not material) such increased cost, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Transferees (collectively, the “Replacement Lender”) with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, provided that (i) at the time of any replacement pursuant to this Section, the Replacement Lender shall enter into an Assignment and Acceptance pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and the Borrower or Replacement Lender shall pay any fees payable in connection with such assignment pursuant to Section 11.6, (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) and in the case of any replacement pursuant to clause (y) above, the Replacement Lender shall approve the proposed changes, waivers, discharges or terminations at the time of such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

3.14         Super Priority Nature of Obligations and Lenders’ Liens. At all times prior to the Exit Facilities Conversion Date:

(a)           All Obligations shall constitute administrative expenses of the Loan Parties in the Cases, with super-priority status under section 364(c)(1) of the Bankruptcy Code.  Subject to the Carve-Out and Avoidance Actions, such super-priority administrative claims shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of the Loan Parties, the estates of the Loan Parties, and any successor trustee or estate representative in the Cases or any subsequent proceeding or case under the Bankruptcy Code.  Pursuant to Section 364(d)(1) of the Bankruptcy Code and the DIP Order, the Liens granted to the Collateral Agent for the benefit of the Secured Creditors on the Collateral owned by the Loan Parties shall have priority pari passu with the Liens securing the Pari Passu Obligations and priority over the Junior Lien (as defined in the Intercreditor Agreement), the PBGC Lien (as defined in the Intercreditor Agreement) and any Liens on the Collateral that secure the obligations under Pre-Petition Credit Agreement to the extent such Liens are not satisfied, released and discharged (collectively, the Junior Lien, the PBGC Lien, the Liens securing the Pari-Passu Obligations and the Liens securing the obligations under the Pre-Petition Credit Agreement are referred to herein as the “Specified Primed Liens”).  In addition, pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code and the DIP Order, the Liens granted to the Collateral Agent for the benefit of the Secured Creditors on the Collateral owned by the Loan Parties shall have priority pari passu with the Liens securing the Pari Passu Obligations and priority over all other Liens on the Collateral, subject only to (i) Permitted Petition Date Liens and (ii) the Carve-Out.

(b)           Without limiting the foregoing, the Collateral Agent’s Liens on the Collateral owned by the Loan Parties and the Agents’ and Lenders’ super-priority administrative claims under Section 364(c)(1) of the Bankruptcy Code shall have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to the Carve-Out.  Except as set forth herein or in the DIP Order, no other claim having a priority superior or pari passu to that granted to the Agents  and Lenders by the DIP Order shall be granted or approved while any Obligations or Commitments under this Agreement remain outstanding.  Except for the Carve Out, no costs or expenses of administration shall be imposed against the Agents, the Lenders or any of the Collateral under Sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and each of the Loan Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105 or 506(c), or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against any Agent or the Lenders.

(c)           Subject to the DIP Order and Section 8 hereof, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(d)           The Loan Parties agree that (i) the Obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization in any Case (and the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (ii) the super-priority administrative claim granted to the Collateral Agent and Lenders pursuant to the DIP Order and the Liens granted to the Collateral Agent pursuant to the DIP Order shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization in any Case.

(e)           Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligations or Commitments shall be outstanding, the Loan Parties hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations, except as expressly permitted under the DIP Order.

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and the Guarantors shall be permitted to pay fees and expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out.

SECTION 4  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings, NWAC, NWA and the Borrower hereby jointly and severally represent and warrant to each Agent and Lender that:

4.1           Financial Condition; Financial Outlook.

(a)           The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2005, and the related consolidated statements of operations, of common stockholders’ deficit and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of such entities as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended.  The unaudited condensed consolidated balance sheets of Holdings and its Subsidiaries as at March 31, 2006, and the related unaudited condensed consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of such entities as at such date and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto (in the case of such annual statements), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

(b)           On and as of the Closing Date, the Financial Outlook, previously delivered to the Agents and the Lenders, was prepared on a basis consistent in all material respects with the financial statements referred to in Section 4.1(a) (other than as set forth or presented in such Financial Outlook), and there are no statements or conclusions in the Financial Outlook which are based upon or include information known to any Loan Party to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein.  The Financial Outlook is based on good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that the Financial Outlook as to future events is not to be viewed as facts and that actual results during the period or periods covered by the Financial Outlook may differ from the results set forth in the Financial Outlook.

4.2           No Change.  Since December 31, 2005, there has been no material adverse change in the financial condition or results of operations of any Loan Party.

4.3           Corporate Existence; Compliance with Law.  Holdings and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and presently proposes to engage in, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including, without limitation, Environmental Laws) except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

4.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Except for the DIP Order, no material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including, without limitation, U.S. Bank and the PBGC under the Intercreditor Agreement, is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and any such other consent, authorization, filing, notice or other act required to be made or obtained after the Closing Date in the ordinary course of business.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any material Requirement of Law or any material Contractual Obligation of Holdings and its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6           Litigation.  There are no actions, suits or proceedings pending or threatened with respect to any Loan Party or any of its Subsidiaries (i) that have had a material adverse affect on the financial condition or results of operations of any Loan Party or (ii) that affect the legality, validity, binding effect or enforceability of any Loan Document.

4.7           Ownership of the Pool Assets.  The Pool Assets are owned by the Borrower and are not subject to any Lien except as permitted by Section 7.3.

4.8           Federal Regulation.  Not more than 25% of the value of the assets of the Borrower, or of Holdings and its Subsidiaries on a consolidated basis, constitutes “margin stock” within the meaning of such term under Regulation U.  Neither the making of any Loan nor the use of the proceeds of any thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board.

4.9           ERISA

(a)           As of each Borrowing Date following the Exit Facilities Conversion Date and excluding any act or omission prior to the Exit Facilities Conversion Date and any consequences thereof that are provided for in the Plan of Reorganization: (i) each Pension Plan has been operated and administered in compliance with all applicable requirements of ERISA and, if intended to qualify under Section 401(a) or 403(a) of the Code, in compliance with all applicable requirements of such provision except where the failure to so comply would not result in, taking all instances in the aggregate, liability in excess of $2,000,000; (ii) full payment has been made by each Loan Party or any of its ERISA Affiliates of all amounts which such Persons are required under the terms of each Pension Plan and Multiemployer Plan to have paid as contributions to such Pension Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, would not result in liability in excess of $2,000,000;  (iii) none of the Pension Plans had an accumulated funding deficiency as (defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of such Pension Plan; (iv) no Termination Event has occurred or, to the best knowledge of any Loan Party, is expected by such Loan Party to occur with respect to any Pension Plan or Multiemployer Plan such that any Loan Party or any of its ERISA Affiliates would incur, taking all instances in the aggregate, liabilities in excess of $10,000,000 (such liability to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 and 4064 of ERISA or to any Multiemployer Plan determined under Section 4201 et seq. of ERISA) resulting from or associated with all such Termination Events.

(b)           No Loan Party nor any of its ERISA Affiliates has engaged in any transaction in connection with which any such entity has been or could be subjected to either a tax imposed by Section 4975 of the Code or the corresponding civil penalty assessed pursuant to Sections 502(i) and 502(l) of ERISA, which penalties and taxes for all such transactions are in an aggregate amount in excess of $2,500,000.  Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries, the Borrower and its

Subsidiaries and their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Borrowing Date would not have a material adverse effect upon the results of operation or financial condition of any Loan Party.  No Loan Party nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which would have a material adverse effect on the ability of any Loan Party to perform its respective obligations under this Agreement.

4.10         Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.11         Subsidiaries.  As of the Closing Date, Schedule 4.11 correctly sets forth the percentage ownership (direct and indirect) of Holdings, NWAC, NWA and the Borrower in each of their respective Subsidiaries.

4.12         Use of Proceeds.  The proceeds of the Loans shall be used (i) to repay in full all, but not less than all, amounts outstanding under Pre-Petition Credit Agreement (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for the Borrower and its Subsidiaries, and (iv) for other general corporate purposes.

4.13         True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of any Loan Party in writing to any Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.14         Air Carrier.  The Borrower is a Certificated Air Carrier.

4.15         Pacific Routes.  As of the Closing Date, Schedule 7.5 identifies all of the Routes held by the Borrower in connection with its route system in the Pacific Countries.

4.16         Slot Utilization.  The Borrower is utilizing the Slots in a manner consistent in all material respects with applicable regulations and contracts in order to preserve both its right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower by the FAA.  The Borrower has not received any notice from the FAA, and is not aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate the Slots in any material respect.

4.17         Foreign Slot Utilization.  The Borrower is utilizing the Foreign Slots in a manner consistent in all material respects with applicable regulations, foreign laws, and contracts in order to preserve both its right to hold and operate the Foreign Slots.  The Borrower has not received any notice from any applicable Foreign Aviation Authorities, nor is the Borrower aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate the Foreign Slots in any material respect.

4.18         Route Utilization.  The Borrower holds the requisite authority to operate over each of the Pacific Routes pursuant to Title 49, all rules and regulations promulgated thereunder, applicable foreign law, and the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and has, at all times after being awarded each such Pacific Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Pacific Route and with all applicable provisions of Title 49 or applicable foreign law.  There exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower in any such Pacific Route.

4.19         Security Documents.

(a)           The Security Documents remain in full force and effect, are effective to secure the Obligations under this Agreement, and are enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)           Except as expressly stated therein, each security interest that is purported to be granted under the Security Documents constitutes a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in the Collateral subject thereto (to the extent such perfection and priority can be obtained by filing a Uniform Commercial Code financing statement and any requisite filings with the FAA), and such security interests (i) are continuing, valid and enforceable, (ii) are not subject to any defense, counterclaim or setoff and (iii) are entitled to the benefits, rights and protections afforded under the Intercreditor Agreement.

4.20         Secured, Super-Priority Obligations. On and after the Closing Date and until the Exit Facilities Conversion Date:

(a)           The provisions of the Loan Documents and the DIP Order are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, legal, valid and perfected Liens on and security interests in all right, title and interest of the Loan Parties in the Collateral, having the priority provided for herein and in the DIP Order and enforceable against the Loan Parties.

(b)           Pursuant to subclauses (2) and (3) of clause (c) and subclause (1) of clause (d) of section 364 of the Bankruptcy Code and the DIP Order, all Obligations are secured by a first priority perfected Lien on the Collateral, subject only to (i) Permitted Petition Date Liens, (ii) the Carve-Out and (iii) subject to the terms and conditions of the Intercreditor Agreement, Liens securing the Pari Passu Obligations.

(c)           Pursuant to clause (c)(1) of Section 364 of the Bankruptcy Code and the DIP Order, all Obligations and all other obligations of the Loan Parties under the Loan Documents at all times shall constitute allowed super-priority administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code, in each case subject only to the Carve-Out.

(d)           The DIP Order and the transactions contemplated hereby and thereby are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of the Required Lenders.

SECTION 5  CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the agreement of each Lender to make the initial Loan requested to be made by it hereunder is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a)           Credit Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, NWAC, NWA, the Borrower, and each Lender, (ii)  the Route Security Agreement executed and delivered by the Borrower and the Collateral Agent and (iii) the Intercreditor Agreement, executed and delivered by the Administrative Agent, U.S. Bank, the PBGC, the Borrower and the Guarantors.

(b)           Security Interest.  The Collateral Agent shall have received evidence satisfactory to it of the perfection of its security interest in the Collateral under applicable foreign, federal and state law.

(c)           Approvals.  All governmental and third party approvals deemed reasonably necessary by the Joint Lead Arrangers shall have been obtained and be in full force and effect.

(d)           Debtors in Possession.  The Borrower and the Guarantors shall each be a debtor and a debtor-in-possession under Chapter 11 of the Bankruptcy Code.

(e)           DIP Order and Other Bankruptcy Court Filings.  The Bankruptcy Court shall have entered the DIP Order, which shall be certified by the Clerk of the Bankruptcy Court as having been duly entered, and the DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Required Lenders and, if the DIP Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the Loan Parties of their respective obligations under the Loan Documents shall be the subject of a presently effective stay pending appeal.

(f)            Fees; Expenses; Accrued Interest.  The Lenders and the Agents shall have received:

(i)              all fees due and payable in connection with this Agreement on or before the Closing Date; and

(ii)             all expenses payable by the Borrower as set forth herein for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Closing Date.

(g)           Financial Information and Appraisal.  The Lenders shall have received and be satisfied with such financial information as may be reasonably requested by the Administrative Agent, including a copy of the January 2006 Appraisal of the Pool Assets.

(h)           Closing Certificates.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments.

(i)            Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of counsel to the Borrower and the Guarantors (including aviation counsel), addressing such matters as the Administrative Agent shall reasonably request, including, without limitation, the enforceability of all Loan Documents, compliance with all laws and regulations (including Regulation U of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted and no conflicts with material agreements, each in form and substance satisfactory to the Administrative Agent.

(j)            Lien Search Results.  The Administrative Agent shall have received Uniform Commercial Code and other lien searches (including PBGC, tax liens and judgments) conducted in the jurisdictions in which the Borrower and the Guarantors are incorporated (dated as of a date reasonably satisfactory to the Administrative Agent), reflecting the absence of liens and encumbrances on the Collateral other than Liens securing the Pari Passu Obligations and the Junior Lien and the PBGC Lien (as such terms are defined in the Intercreditor Agreement).

(k)           Labor Savings.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the annual labor savings of the Borrower and the Guarantors is at least $1.3 billion, as measured on a steady-state annual basis from wages, productivity, outsourcing and benefits (excluding pensions other than approximately $70 million of pension-related savings included in the 2004 Pilot Bridge Agreement) measured at approximately 93 billion annual available seat miles and against initial base costs of approximately $3.5 billion through one or more of the following: (i) new collectively bargained agreements (including the 2004 Pilot Bridge Agreement) and any corresponding salaried employee savings, (ii) securing relief under Section 1113(c) of the Bankruptcy Code, and (iii) imposition of new contract terms.

(l)            Rating.  The Facilities, after giving effect to the transactions to be consummated on the Closing Date, including the making of the initial Loans, shall have been assigned credit ratings by Moody’s and S&P.

(m)          Representations and Warranties.  Each of the representations and warranties made by any-Loan-Party in or pursuant to the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(n)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date.

Upon the satisfaction (in the good faith judgment of the Administrative Agent) of the foregoing conditions, the Administrative Agent shall notify the Borrower and the Lenders of the satisfaction thereof, such notice shall be conclusive and binding and the Closing Date shall be deemed to have occurred.

5.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit (including any issuance of a Letter of Credit or any extension thereof) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

Each borrowing by and issuance (or extension) of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3           Exit Facilities Option.  The Lenders hereby grant Northwest Airlines, Inc. the option (the “Exit Facilities Option”) to cause the DIP Facilities to be converted to Exit Facilities in accordance with Section 5.5 upon the effective date of a Plan of Reorganization, such option being irrevocable, subject only to the satisfaction (or waiver in accordance with Section 11.1) of the conditions of Section 5.4.

5.4           Conditions to Exit Facilities Option.  The agreement of each Lender to extend the maturity of the Facilities beyond the second anniversary of the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.1, of the following conditions on or before the second anniversary of the Closing Date:

(a)           The Borrower shall have given and the Lenders shall have received not less than ten Business Days’ prior written irrevocable notice of the exercise of the Exit Facilities Option.

(b)           (A) The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization and approving and authorizing the transactions contemplated thereby and the granting of liens under the Exit Facilities and containing a release in favor of the Administrative Agent and the Lenders and their respective affiliates; (B) the Plan of Reorganization shall not have been modified, altered, amended or otherwise changed or supplemented in any manner adverse in any material respect to the Lenders or the Administrative Agent without the prior written consent of the Administrative Agent; and (C) all conditions precedent to the effectiveness of the Plan of Reorganization (other than the extension of credit hereunder) shall have been satisfied (or waived in accordance with the Plan of Reorganization), the effective date (as defined in the Plan of Reorganization) shall have occurred and the Plan of Reorganization shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the effective date (as defined in the Plan of Reorganization)).

(c)           The Administrative Agent shall have received the Accession and Novation Agreement, executed and delivered in accordance with Section 5.5(a).

(d)           After satisfaction of the conditions precedent set forth in paragraphs (a), (b) and (c) of this Section, the Collateral Agent, for the benefit of the Secured Creditors, shall have a perfected first priority security interest in the Collateral, and the Loan Parties shall have taken all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Creditors, a perfected first priority security interest in the Collateral, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent.

(e)           The projections set forth in the Disclosure Statement related to the confirmed Plan of Reorganization shall reflect that the Borrower is in pro-forma compliance with the financial covenants set forth in Sections 7.1(a) and 7.1(b) for the term of this Agreement.

(f)            The Administrative Agent shall have received evidence reasonably satisfactory to it that the annual labor savings of the Borrower and the Guarantors is at least $1.3 billion, as determined in accordance with Section 5.1(k).

(g)           The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and the Guarantors have received legislative pension relief consistent with the business plan previously furnished to the Administrative Agent or have terminated their pension plans without incurring changes in cash flow in excess of those contemplated in the business plan previously furnished to the Administrative Agent after giving effect to all forms of cash payments made to employees in lieu of cash pension benefits.

(h)           The Administrative Agent shall have received a Compliance Certificate of the Borrower certifying that, as of the Exit Facilities Conversion Date, and after giving effect to the transactions to be consummated on the Exit Facilities Conversion Date, the sum of Cash Liquidity and the aggregate unused availability under committed credit facilities available to Holdings and its Subsidiaries is not less than $2,000,000,000.

(i)            The Exit Facilities, after giving effect to the transactions to be consummated on the Exit Facilities Conversion Date, shall have been assigned credit ratings by Moody’s and S&P.

(j)            As of the Exit Facilities Conversion Date, no event shall have occurred and be continuing or would result from the exercise by the Borrower of the Exit Facilities Option that would constitute an Event of Default or a Default.

(k)           The Administrative Agent shall have received an Appraisal of the Pool Assets dated no earlier than 90 days prior to the Exit Facilities Conversion Date and a Compliance Certificate of the Borrower certifying that, as of the Exit Facilities Conversion Date, after giving effect to the transactions to be consummated on the Exit Facilities Conversion Date and based on such updated Appraisal, the Total Appraised Value Ratio is not less than 1.50 to 1.00.

(l)            Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Exit Facilities Conversion Date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

5.5           Conversion to Exit Facilities.

(a)           Pursuant to the Plan of Reorganization and upon the effective date thereof, all of the assets of the Loan Parties (the “Existing Loan Parties”) shall have vested in the reorganized Loan Parties (the “Reorganized Loan Parties”) in a manner reasonably acceptable to the Administrative Agent.  In the event that the Borrower exercises the Exit Facilities Option and upon (x) the execution and delivery to the Administrative Agent by the Reorganized Loan Parties, the Existing Loan Parties, the Administrative Agent and the Collateral Agent of an accession, assumption and novation agreement substantially in the form of Exhibit G (the “Accession and Novation Agreement”) and (y) the satisfaction (or waiver in accordance with Section 11.1) of the other conditions precedent set forth in Section 5.4:

(i)            each of (x) the Existing Loan Parties and (y) the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender shall be released from further obligations towards one another under this Agreement and the other Loan Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)           (A) each of (x) the Reorganized Loan Parties and (y) the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender shall, by novation, assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as each Reorganized Loan Party, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender shall have assumed and/or acquired the same respective obligations and rights in place of each Existing Loan Party (in each case as either Borrower or Guarantor, as specified in the Accession and Novation Agreement), the Administrative Agent, the Collateral Agent, the Lenders and Issuing Lender and (B) each Reorganized Loan Party shall become a party hereto as the “Borrower” or as a “Guarantor”, as applicable;

(iii)          The Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender shall retain the same rights and obligations among themselves as they would have had the Reorganized Loan Parties at all times been Existing Loan Parties; and

(iv)          on and following the Exit Facilities Conversion Date the defined terms “Borrower”, “Guarantor” and “Loan Parties” shall be construed to refer to each applicable Reorganized Loan Party, in accordance with the provisions of this Section 5.5(a).

(b)           Each of the Existing Loan Parties, the Reorganized Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender shall take such actions and execute and deliver such agreements, instruments or other documents (at the sole cost and expense of the Existing Loan Parties and the Reorganized Loan Parties) as the Administrative Agent may reasonably request and solely as are necessary to give effect to the provisions of this Section 5.5 including amending this Agreement to remove those provisions that apply solely to the period prior to the Exit Facilities Conversion Date; provided, however that the consent of, or other action by, any of the Lenders or the Issuing Lender is not a condition precedent to the effectiveness of the Accession and Novation Agreement and the provisions of Section 5.5(a).

SECTION 6  AFFIRMATIVE COVENANTS

Each of Holdings, NWAC, NWA and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings, NWAC, NWA and the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly following receipt thereof furnish to the Lenders):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the SEC Form 10-K filed by Holdings with the SEC for such fiscal year, or, if no such Form 10-K was so filed by Holdings for such fiscal year, the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, of common stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported by Ernst & Young or other independent certified public accountants of nationally recognized standing, which report, in respect of any fiscal year ending after the Exit Facilities Conversion Date, shall be without a “going concern” or like qualification or exception, or, in respect of any fiscal year, without qualification arising out of the scope of the audit; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, a copy of the SEC Form 10-Q filed by Holdings with the SEC for such quarterly period, or, if no such Form 10-Q was so filed by Holdings with respect to any such quarterly period, the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings, as the case may be, as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).  Subject to the next succeeding sentence, information delivered pursuant to this Section 6.1 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com.  Information delivered pursuant to this Section 6.1 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 11.2(b) hereto.  Information required to be delivered pursuant to this Section 6.1 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.nwa.com (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to this Section 6.1 shall be in a format which is suitable for transmission

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly following receipt thereof furnish to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of Holdings and the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c)           not more than 90 days following the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for each fiscal month of such fiscal year as is customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budget is based;

(d)           promptly after any senior financial or legal officer of any Loan Party obtains knowledge thereof, notice of any change in the rating assigned by either Rating Agency to the Facilities;

(e)           within five days after the same are sent, copies of all financial statements and reports that Holdings sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC (including, without limitation, any Form 10-K or Form 10-Q);

(f)            on the twelve month anniversary of the Closing Date and on each one year anniversary thereafter, an Appraisal of the Pool Assets;

(g)           within 45 days after the close of each calendar quarter, notice of (i) any acquisition of any Route, Slot, or Foreign Slot and (ii) any sale or transfer of any Route, Slot or Foreign Slot, in each case during such calendar quarter and confirming the Routes, Slots and Foreign Slots then in existence;

(h)           within ten days after the end of each fiscal quarter, a certificate of the Chief Financial Officer of the Borrower (i) stating that the Borrower, is utilizing the Pacific Routes, the Slots and the Foreign Slots, in each case, in a manner consistent in all material respects with applicable regulations and contracts and whether the Borrower has satisfied all applicable utilization requirements set forth in any such regulations and contracts, (ii) showing the number of Flights by the Borrower during such quarterly period using the Pacific Routes, setting forth in each case in comparative form the number of Flights by the Borrower using such Routes during the corresponding quarterly period in fiscal year 2004, and (iii) showing the aggregate number of Disposed Japanese Foreign Slots plus Unavailable Japanese Foreign Slots, which certificate shall be substantially in the form of Exhibit E;

(i)            promptly, such information as to the Slots, Foreign Slots, the Pacific Routes and Gate Leaseholds as the Administrative Agent may from time to time reasonably request; and

(j)            promptly, such additional financial and other information as the Required Lenders may (through the Administrative Agent) from time to time reasonably request.

Subject to the next succeeding sentence, information delivered pursuant to this Section 6.2 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com.

Information delivered pursuant to this Section 6.2 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 11.2(b) hereto.  Information required to be delivered pursuant to this Section 6.2 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.nwa.com (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to this Section 6.2 shall be in a format which is suitable for transmission.

If any notice or other communication delivered pursuant to this Section 6.2, or otherwise pursuant to this Agreement, contains any material non-public information, the Borrower, or other Loan Party if applicable, shall, at the time of such delivery, notify the Administrative Agent that such communication or notice contains material non-public information.  If a Lender has notified the Administrative Agent that it does not want to receive material non-public information, the Administrative Agent will not forward to such Lender any notice or communication which is identified by the Borrower as including such information until such Lender notifies the Administrative Agent otherwise.

6.3          Payment of Taxes.  Pay, discharge or otherwise satisfy, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Loan Party or any of its Subsidiaries, provided that no Loan Party nor any of its Subsidiaries shall required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management) with respect thereto in accordance with GAAP or (ii) the nonpayment of which would not have a Material Adverse Effect.

6.4          Maintenance of Existence; Compliance.  Except as permitted by Section 7.4, do all things necessary to preserve and keep in full force and effect its existence and material rights, authority and franchises, unless the failure to, keep in full force and effect any such right, authority or franchise would not have a Material Adverse Effect; and (b) comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions impose by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including Environmental Laws) other than those the non-compliance with which would not have a Material Adverse Effect.

6.5          Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make in such properties and equipment all needed and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses, except where the failure to keep such properties and equipment in good repair, working order and condition or to make such repairs, renewals, replacements, extensions, additions, betterments or improvements would not have a Material Adverse Effect and maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice and as is required by law.

6.6          Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon reasonable notice given by the Administrative Agent to the Borrower on behalf of any Lender, officers and designated representatives of any Lender (including without limitation, appraisers) to visit and inspect the properties or assets of Holdings and any of its Subsidiaries and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as such Lender may desire.

6.7          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           (i) the occurrence of any Default or Event of Default and (ii) any litigation or governmental proceeding pending against or affecting Holdings or any of its Subsidiaries which is likely to have a Material Adverse Effect; and

(b)           the following events, as soon as possible and in any event within 15 days after the Borrower knows or has reason to know thereof, if such events, individually or in the aggregate have had or would have a Material Adverse Effect: (i) the occurrence of any Termination Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan or Pension Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Pension Plan.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings or the relevant Subsidiary proposes to take with respect thereto.

6.8           Performance of Obligations.  Perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except where the failure to perform would not have a Material Adverse Effect.

6.9           End of Fiscal Years; Fiscal Quarters.  For financial reporting purposes, end Holdings’ and each of its Subsidiaries’ (i) fiscal years on December 31 of each year and (ii) fiscal quarters on March 31, June 30, September 30 and December 31 of each year.

6.10         Air Carrier.  The Borrower will at all times be a Certificated Air Carrier.

6.11         ERISA.

(a)           As soon as practicable and in any event within fifteen days after any Loan Party or any of its ERISA Affiliates knows or has reason to know of the occurrence of any (i) Termination Event in connection with any Pension Plan, (ii) non-exempt “prohibited transaction” as described in Section 406 of ERISA or Section 4975 of the Code, (iii) accumulated funding deficiency or application to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, (iv) institution pursuant to Section 515 of ERISA to collect a delinquent contribution, or (v) material liability by any Loan Party or any Subsidiary of any Loan Party pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) in addition to the liability for benefits existing on the Closing Date pursuant to any such welfare or pension plan or plans in connection with any Pension Plan or Multiemployer Plan or any trust created thereunder, if as a result of such event or transaction, considered together with other such events and transactions occurring within the prior two years, the Loan Parties and their ERISA Affiliates incur or could reasonably expect to incur liabilities from all such events and transactions in excess of $5,000,000, such Loan Party shall deliver to each of the Lenders a certificate, signed by an Authorized Officer of such Loan Party, specifying the nature thereof, what action such Loan Party or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC, Pension Plan or Multiemployer Plan, as applicable, to be taken with respect thereto (together with copies of all relevant notices or other communications received from such entity). For the purposes of this Section 6.11, a Loan Party shall be deemed to have knowledge of all facts known by the plan “administrator” (as defined in Section 3(16)(A) of ERISA) of any Pension Plan of which such Loan Party or any of its ERISA Affiliates is the “plan sponsor” (as defined in Section 3(16)(B) of ERISA).

(b)           To the extent reasonably requested by any Lender, as soon as practicable and in any event within 30 days after the filing of a Form 5500 series annual report by a Loan Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, such Loan Party shall furnish to such Lender a copy of such Form 5500 series annual report and the Schedule B (Actuarial Information) thereto (and shall make available for inspection by such Lender at reasonable times copies of the full annual report with respect to each Pension Plan).

6.12         Security Interests; Additional Collateral.

(a)           Perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement or continuation statement) for filing under the provisions of the Uniform Commercial Code or the Federal Aviation Act and the rules and regulations thereunder, which are necessary in order to maintain in favor of the Collateral Agent for the benefit of the Secured Creditors a valid and perfected Lien on the Collateral, subject to no other Liens except for Permitted Liens.

(b)           With respect to any Route to the Pacific or any related Slot or Foreign Slot acquired after the Closing Date by the Borrower as to which the Collateral Agent, for the benefit of the Secured Creditors, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such security agreements (which shall contain substantially the same terms and conditions as the Route Security Agreement) and other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in such property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Creditors, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the security agreement or by law or as may be requested by the Collateral Agent.

6.13        Gate Utilization.  Utilize all of its Gate Leaseholds in a manner sufficient to comply in all material respects with applicable lease provisions governing such Gate Leaseholds.

6.14        Slot Utilization.

(a)           Utilize the Slots in a manner consistent in all material respects with applicable regulations and contracts, taking into account any waivers or other relief granted to the Borrower by the FAA.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Slots, including, without limitation, satisfying the Use or Lose Rule. Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and use by the Borrower of its Slots. It is understood and agreed that the Borrower may cease using any Slot in connection with the Pacific Routes in the event that the Borrower determines in good faith that the preservation of its rights in and/or use of such Slot is no longer advantageous to the Borrower in connection with the conduct of its operations utilizing the Pacific Routes.

6.15         Foreign Slot Utilization.

(a)           Utilize the Foreign Slots in a manner consistent in all material respects with applicable regulations and contracts, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Foreign Slots. Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and operation by the Borrower of its Foreign Slots.  Notwithstanding the foregoing, the Borrower may cease using any Foreign Slot in the event the Borrower determines in good faith that the preservation of its rights in and/or use of such Foreign Slot is no longer advantageous to the Borrower in connection with the conduct of its operations utilizing the Pacific Routes. If, at any time, the aggregate number of Disposed Japanese Foreign Slots plus Unavailable Japanese Foreign Slots exceeds 10% of the Base Number of Japanese Foreign Slots at such time, the Borrower shall immediately notify the Administrative Agent, and, following receipt of such notice, the Administrative Agent may, or at the request of the Required Lenders, the Administrative Agent shall, require that the Borrower deliver to the Administrative Agent an Appraisal of the Pool Assets within 30 days of such request (except that an additional Appraisal shall not be requested, if, within 30 days of the delivery of such certificate, the Borrower is required to deliver an Appraisal pursuant to Section 6.2(f)).

6.16         Route Utilization; Route Reporting.

(a)           Utilize the Pacific Routes in a manner consistent in all material respects with Title 49, rules and regulations promulgated thereunder, and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including, without limitation, any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Pacific Routes.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its material rights in and to use its Pacific Routes. Without in any way limiting the foregoing, the Borrower shall promptly take (i) all such steps as may be reasonably necessary to obtain renewal of each such Pacific Route authority from the DOT and any applicable Foreign Aviation

Authorities, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and notify the Administrative Agent of the status of such renewal and (ii) all such other steps as may be necessary to maintain, renew and obtain Supporting Route Facilities as needed for the continued and future operations of the Borrower over the Pacific Routes which are now allocated or possessed, or as may hereafter be allocated or acquired.  The Borrower shall further take all actions reasonably necessary or, in the reasonable judgment of Administrative Agent, advisable in order to maintain its material rights to use its Pacific Routes (including, without limitation, protecting the Pacific Routes from dormancy or withdrawal by the DOT) and Supporting Route Facilities for the Pacific Routes. The Borrower and any applicable Loan Party shall pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain such entity’s rights in the Pacific Routes and Supporting Route Facilities for the Pacific Routes. It is understood and agreed that the Borrower may cease using its rights in and/or use of any Supporting Route Facilities in connection with the Pacific Routes in the event that the Borrower determines in good faith that the preservation of its rights in and/or use of such Supporting Route Facilities is no longer advantageous to the Borrower in connection with the conduct of its operations utilizing the Pacific Routes.

(c)           Subject to any governmental requirement of confidentiality, promptly upon receipt thereof, deliver to the Administrative Agent copies of (i) each certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with respect to Pacific Routes, (ii) all material filings made by the Borrower with any Governmental Authority or any Foreign Aviation Authorities related to preserving and maintaining the Pacific Routes and (iii) any notices received from any Person notifying the Borrower or any applicable Loan Party of an event which would have a material adverse effect upon the Pacific Routes, or the failure to preserve such Pacific Routes as required pursuant to this Section 6.16.

(d)           If the number of Flights by the Borrower during any fiscal quarter using the Pacific Routes has declined by more than 15% from the number of Flights by the Borrower using the Pacific Routes during the corresponding quarterly period in the fiscal year ending December 31, 2004 (and calculated in the same manner), the Borrower shall immediately notify the Administrative Agent and, following receipt of such notice, the Administrative Agent may, or, at the request of the Required Lenders, the Administrative Agent shall, require that the Borrower deliver to the Administrative Agent an Appraisal of the Pool Assets within 30 days of such request (except that an additional Appraisal shall not be requested, if, within 30 days of the delivery of such certificate, the Borrower is required to deliver an Appraisal pursuant to Section 6.2(f)).

6.17         Chapter 11 Cases.  The Loan Parties will use commercially reasonable efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Loan Documents.

SECTION 7  NEGATIVE COVENANTS

Each of Holdings, NWAC, NWA and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings, NWAC, NWA and the Borrower shall not, and (other than for purposes of Section 7.4) shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Cash Liquidity.  Permit Cash Liquidity to be less than $750,000,000 at any time.

(b)           Consolidated EBITDAR to Consolidated Fixed Charges.  Permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) Ended	Consolidated EBITDAR to Consolidated Fixed Charges
12/31/06	1.15 to 1.00
3/31/07	1.20 to 1.00
6/30/07	1.30 to 1.00
9/30/07	1.40 to 1.00
12/31/07 and thereafter	1.50 to 1.00

(c)           Total Appraised Value Ratio.  Permit the Total Appraised Value Ratio to be less than 1.50 to 1.00 at any time.

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness secured by a Lien in excess in the aggregate for Holdings and its Subsidiaries of $1,500,000,000 at any time outstanding except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           intercompany Indebtedness among Holdings and its Subsidiaries;

(c)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(c) and any refinancings, refundings, renewals or extensions thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refinancings, renewal or extensions (except to the extent that such increase is permitted under the $1,500,000,000 limitation set forth above in this Section) and that the Lien securing such Indebtedness is not spread to cover any additional properties;

(d)           Indebtedness (including industrial revenue bonds) in respect of tax-exempt government sponsored financings relating to the acquisition, leasing or improvement of property in connection with its business and any refinancing, refunding, renewal or extension thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refunding, renewal or extension (except to the extent such increase is permitted under the $1,500,000,000 limitation set forth above in this Section) and that the Lien securing any such Indebtedness shall only cover the property financed thereby;

(e)           Indebtedness of Holdings or any of its Subsidiaries incurred in connection with (i) the acquisition of aircraft (including Indebtedness secured by aircraft purchase agreements) so long as such Indebtedness is incurred not later than 18 months after the acquisition thereof and (ii) the acquisition of other assets so long as such Indebtedness is incurred not later than 120 days after the acquisition thereof and any refinancing, refunding, renewal or extension thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refunding, renewal or extension (except to the extent such increase is permitted under the $1,500,000,000 limitation set forth above in this Section), and that the Lien securing any such Indebtedness shall only cover the property financed thereby;

(f)            Indebtedness in respect of margin requirements under fuel hedging contracts, provided that the Liens securing such Indebtedness shall be limited to such fuel hedging contracts;

(g)           the Pari Passu Obligations, and

(h)           Indebtedness incurred in connection with financing the Borrower’s aircraft which were either (i) previously leased by the Borrower and acquired by the Borrower during the Cases or (ii)  released from pre-petition Liens during the Cases.

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon or in respect of any Pool Assets or any Supporting Route Facilities or any proceeds or income in respect thereof, whether now owned or hereafter acquired, except for (Liens described below are herein referred to as “Permitted Liens”):

(a)           inchoate Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP;

(b)           Liens (other than any Lien imposed by ERISA) in respect of the Pool Assets or any Supporting Route Facilities imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens and governmental charges arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of any of the Pool Assets or any material portion of the Supporting Route Facilities, as the case may be, or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)           Liens (where there has been no execution or levy and no pledge or delivery of Pool Assets or any material portion of the Supporting Route Facilities as security therefor) arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which an appeal or proceeding for review is being prosecuted in good faith and which judgment or award shall be vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)           Liens created pursuant to the Security Documents;

(e)           Liens securing the Pari Passu Obligations, subject to the terms and conditions of the Intercreditor Agreement;

(f)            the Junior Lien and the PBGC Lien (as such terms are defined in the Intercreditor Agreement), subject to the terms and conditions of the Intercreditor Agreement, and other Liens on the Collateral; provided that prior to the creation of any such other Liens, the Intercreditor Agreement shall be amended in a manner reasonably satisfactory to the Administrative Agent and shall provide that such Liens shall be junior and subordinate to the Liens in favor of the Collateral Agent created pursuant to the Security Documents and shall be subject to the terms and conditions in the Intercreditor Agreement applicable to the Junior Lien and the PBGC Lien; and

(g)           (i) any Liens or other interests of any airport or airport authority on any Supporting Route Facilities arising out of the Borrower’s use of such Supporting Route Facilities and (ii) any Liens on any Supporting Route Facilities outside the United States imposed by any Governmental Authority outside the United States so long as the Borrower is contesting the imposition of such Lien in good faith by appropriate proceedings to the extent that such a contest is permitted and the Borrower is disputing the imposition of such Lien.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that, so long as (x) no Default or Event of Default exists, or would result therefrom, and (y) after giving pro forma effect to any such transaction, the Loan Parties would be in compliance with Section 7.1 of this Agreement as of the most recently ended fiscal quarter and the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent setting forth in reasonable detail the calculations required to determine such compliance, any Loan Party may merge or consolidate with, or sell or Dispose of all or substantially all of its assets to, any Person, provided that (i) in the case of any merger or consolidation, the surviving corporation shall be such Loan Party or (ii) the surviving corporation, if not such Loan Party (or the acquiring Person, in the case of a Disposition of all or substantially all of a Loan Party’s assets), (A) is a corporation organized and existing under the laws of the United States of America or any State thereof, (B) executes and delivers agreements assuming the obligations of such Loan Party under this Agreement and the other Loan Documents, which assumption agreements and all related actions and documentation shall be in form and substance reasonably satisfactory to the Administrative Agent, and (C) delivers to the Administrative Agent a certificate signed by a Responsible Officer of such Loan Party and an opinion of counsel to such Person satisfactory to the Administrative Agent, each stating that such transaction and such assumption agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

7.5           Disposition of Pool Assets.

(a)           Convey, sell, lease, transfer or otherwise dispose of (whether voluntarily or involuntarily (it being understood that loss of property due to theft, destruction, confiscation, prohibition on use or similar event shall constitute a disposal for purposes of this covenant)), or remove or substitute, any Pool Assets or take any action that could materially diminish the fair market value of the Pool Assets taken as a whole, or agree to do any of the foregoing at any future time, except that

(i)            in the event of an involuntary disposal of any Pool Assets, the Borrower shall, within 30 days after the date of such involuntary disposal, either (A)  cause to be subjected to the Lien of the Route Security Agreement a Replacement Route, such Replacement Route to be free and clear of all Liens except Permitted Liens and to have a value, utility and remaining useful life at least equal to such Route Collateral so replaced as of the date of such involuntary disposal or (B) reduce the aggregate outstanding principal amount of the Loans by an amount which shall equal or exceed the Allocable Prepayment Percentage of the Appraised Value of the Pool Asset subject to such involuntary disposal, in accordance with Section 3.2(a); and

(ii)           in the event that an Appraisal furnished pursuant to Section 6.2(f), Section 6.15(b) or Section 6.16(d) discloses that the Coverage Test is not satisfied, the Borrower shall within 30 days after the date of such Appraisal (A) designate additional assets as Pool Assets to the extent that, after giving effect to such designation, the Total Appraised Value based on the most recently delivered Appraisals with respect to assets already constituting Pool Assets and based on an Appraisal performed at the time of such addition with respect to assets being added to Pool Assets (and Schedule 7.5 shall be modified to reflect such addition), shall satisfy the Coverage Test, provided that (1) at the time of such addition, the Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in this Section shall have been satisfied after giving effect to such addition and attaching thereto any Appraisals not previously delivered to the Lenders and (2) the asset being added shall constitute a Pacific Route or (B) reduce the aggregate outstanding principal amount of the Loans in accordance with Section 3.2(a) and reduce Pari Passu Commitments and/or prepay Pari Passu Obligations to the extent necessary to satisfy the Coverage Test.

(b)           Directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Borrower to create, incur, assume or suffer to exist any Lien on any Pool Assets or any Supporting Route Facilities (other than (i) any encumbrances or restrictions imposed by any airport or airport authority on any Supporting Route Facilities arising out of the Borrower’s use of such Supporting Route Facilities and (ii) any encumbrances or restrictions on any Supporting Route Facilities outside the United States imposed by a Governmental Authority outside the United States so long as the Borrower is contesting the imposition of such encumbrances and restrictions in good faith by appropriate proceedings to the extent that such a contest is permitted and the Borrower is disputing the imposition of such encumbrances and restrictions).

7.6           Restricted Payments.  Declare or pay any dividend (other than stock dividends on its capital stock with the same or a junior class of stock with respect to which such stock dividend is being paid) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary of Holdings may make Restricted Payments to Holdings or any Subsidiary of Holdings; and

(b)           Holdings or any of its Subsidiaries may repurchase or redeem its Capital Stock solely through the issuance of additional shares of its Capital Stock which is of the same or a junior class of such Capital Stock being repurchased or redeemed.

7.7           Transactions with Affiliates.  Enter into any transaction or series of related transactions with any Affiliate of any Loan Party or any of their respective Subsidiaries, other than on terms and conditions substantially as favorable to such Loan Party or such Subsidiary as would reasonably be obtained by such Loan Party or such subsidiary at that time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (a) customary fees paid to members of the Board of Directors (in their capacity as such) of Holdings and its Subsidiaries and (b) Restricted Payments permitted by Section 7.6.

7.8           Lines of Business.  Make any material change in the lines of business in which it is engaged as of the Closing Date.

7.9           ERISA.  None of the Loan Parties will, or will permit any of their respective Subsidiaries or its ERISA Affiliates to:

(a)           engage in any transaction in connection with which Holdings or any of its ERISA Affiliates could be subject to either a tax imposed by Section 4975(a) of the Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA, which penalties and taxes for all such transactions could be in an aggregate amount in excess of $2,500,000;

(b)           after the Exit Facilities Conversion Date and excluding any act or omission prior to the Exit Facilities Conversion Date and any consequences thereof that are provided for in the Plan of Reorganization, permit to exist any accumulated funding deficiency, for which a waiver has not been obtained from the Internal Revenue Service, with respect to any Pension Plan in an aggregate amount greater than $5,000,000; or

(c)           after the Exit Facilities Conversion Date and excluding any act or omission prior to the Exit Facilities Conversion Date and any consequences thereof that are provided for in the Plan of Reorganization, permit to exist any failure to make contributions or any unfunded benefits liability which creates, or with the passage of time would create, a statutory lien or requirement to provide security under ERISA or the Code in favor of the PBGC or any Pension Plan, Multiemployer Plan or other entity in an aggregate amount in excess of $5,000,000.

7.10         Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           non-cash consideration received in connection with sales and dispositions of assets;

(b)           investments in cash, cash equivalents and short term investments; and

(c)           other Investments in an aggregate principal amount not exceeding $250,000,000 at any time, provided that after giving effect to any such Investment, no Default or Event of Default shall have occurred, and be continuing.

7.11         Acquisitions.  Make any Acquisition (excluding any Acquisition permitted as an Investment under Section 7.10) unless, after giving effect to any such Acquisition, the sum of Cash Liquidity and the aggregate unused availability under committed credit facilities available to Holdings and its Subsidiaries is at least $1,500,000,000 and no Default or Event of Default shall have occurred and be continuing, provided, however, that any Acquisition of Flight Equipment from any other Person (other than a manufacturer) in a single transaction or series of related transactions may be made even if after giving effect to any such Acquisition, the sum of Cash Liquidity and the aggregate unused availability under committed credit facilities available to Holdings and its Subsidiaries is less than $1,500,000,000 as long as (i) no Event of Default shall have occurred and be continuing immediately prior or after giving affect to such Acquisition, (ii) the cash consideration for such Acquisition does not exceed $250,000,000 and (iii) if the cash consideration for such Acquisition exceeds $100,000,000, such excess is financed by a Person that is not an Affiliate of a Loan Party within 180 days of such Acquisition.

7.12         Chapter 11 Claims; Adequate Protection.  Prior to the Exit Facilities Conversion Date, incur, create, assume, suffer to exist or permit (other than those existing, and disclosed to the Administrative Agent, on the date hereof) any administrative expense, unsecured claim, or other super-priority claim or Lien (except the Liens securing the Pari Passu Obligations and Permitted Petition Date Liens that are pari passu with or senior to the claims of the Secured Creditors against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out.

7.13         The DIP Order.  Prior to the Exit Facilities Conversion Date, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the DIP Order, other than as approved by the Required Lenders.

SECTION 8  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof, provided that the Administrative Agent shall have informed the Borrower of the amount owing; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.15(b), 6.16(d), 7.3 (other than any Default resulting from a nonconsensual Lien), 7.4, 7.5 or 7.6; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days (or 15 days in the case of Section 7.1) after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)           at any time prior to the Exit Facilities Conversion Date if any of the following would give rise to an administrative claim under the Bankruptcy Code, including, but not limited to, those administrative claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) or 726 of the Bankruptcy Code and at any time subsequent to the Exit Facilities

Conversion Date, (i) Holdings or any of its Subsidiaries shall (x) default in making any payment of any Indebtedness (excluding the Obligations) which default is in excess of $10,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (y) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Obligations) if such Indebtedness is in excess of $25,000,000 in the case of any one issue of indebtedness or in excess of $50,000,000 in the case of all such Indebtedness when aggregated with all Lease claims described in clause (iii)(y) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders-of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any Indebtedness (other than the Obligations), individually in excess of $25,000,000, or in the aggregate in excess of $50,000,000 (when aggregated with all Lease claims described in clause (iii)(y)), of any Loan Party or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any Loan Party or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Lease if (x) the default is with respect to any payment in excess of $10,000,000 beyond the period of grace (not to exceed 10 days), if any, provided in the Lease or (y) the effect of such default is to give the lessor pursuant to such Lease a claim against any Loan Party (after deducting from such claim the value of the property subject to such Lease) in excess of $25,000,000 in the case of any one Lease or in excess of $50,000,000 in the case of all Leases and all Indebtedness described in clause (i)(y) or (ii) of this Section, or

(f)            At any time subsequent to the Exit Facilities Conversion Date, (i) any Loan Party or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, conservator, custodian or other similar official for all or substantially all of its assets, or any Loan Party or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged and unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           ERISA,  After the Exit Facilities Conversion Date,

(i)            any “reportable event” as described in Section 4043 of ERISA or the regulations thereunder (excluding those events for which the requirement for notice has been waived by the PBGC), or any other event or condition, which the Required Lenders determine constitutes reasonable grounds under Section 4042 of ERISA for the termination of any Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Plan shall have occurred; or

(ii)           a trustee shall be appointed by a United States District Court to administer any Pension Plan; or

(iii)          the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or

(iv)          Holdings or any of its ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan; or

(v)           Holdings or any of its ERISA Affiliates shall become liable to any Multiemployer Plan under Section 4201 et seq. of ERISA; or

(vi)          any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof unless a waiver of such standard or extension of any amortization period is granted under Section 412 of the Code; or

(vii)         a contribution required to be made to a Pension Plan or a Multiemployer Plan has not been timely made; or

(viii)        any Loan Party or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 502(i), or 502(l) of ERISA or Section 4975 of the Code; or

(ix)           any Loan Party or any Subsidiary of any Loan Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) other than Pension Plans;

if as of the date thereof or any subsequent date, the sum of each Loan Party’s and its ERISA Affiliates’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA, and to be calculated after giving effect to the tax consequences thereof) as a result of such events listed in subclauses (i) through (ix) above exceeds $100,000,000; or

(h)           one or more judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving a liability of $25,000,000 or more in the case of any one such judgment or decree or $50,000,000 or more in the aggregate for all such judgments and decrees (in each case to the extent not paid or fully covered by insurance provided by a carrier that has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof, or

 (i)           the guarantee contained in Section 9 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party, any Affiliate of any Loan Party or any party to the Intercreditor Agreement shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall assert in writing the invalidity, unenforceability or lack of priority of such Liens; or

(k)           the number of Flights by the Borrower during any fiscal quarter using the Pacific Routes declines by more than 25% from the number of Flights by the Borrower using the Pacific Routes during the corresponding quarterly period in the fiscal year ending December 31, 2004 (and calculated in the same manner); or

(l)            the aggregate number of Disposed Japanese Foreign Slots plus Unavailable Japanese Foreign Slots shall exceed 15% of the Base Number of Japanese Foreign Slots; or

(m)          prior to the Exit Facilities Conversion Date, the Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or a motion shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other Claim having priority senior to or pari passu with the claims of the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein and in the DIP Order; or

(n)           (i) prior to the Exit Facilities Conversion Date, the DIP Order shall cease to be in full force and effect, (ii) the Loan Parties shall fail to comply with the terms of the DIP Order in any material respect or (iii) the DIP Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any Loan Party shall apply for authority to do so) in any respect materially adverse to the Lenders without the written consent of the Required Lenders (or any Loan Party shall file, or otherwise support, any pleading seeking such relief described in this subparagraph); or

(o)           prior to the Exit Facilities Conversion Date, the Bankruptcy Court shall enter an order appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, or a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code) under clause (b) of Section 1106 of the Bankruptcy Code in any of the Cases (or any Loan Party shall file, or otherwise support, any pleading seeking such relief described in this subparagraph); or

(p)           prior to the Exit Facilities Conversion Date, the exclusive period that the Loan Parties have to file a Plan of Reorganization under the Cases shall terminate or be otherwise lifted without the Loan Parties having filed such a plan, or a Plan of Reorganization is filed which, except as contemplated by Section 5.5, does not provide for the payment in full in cash of the Obligations on or prior to the date of consummation thereof; or

(q)           prior to the Exit Facilities Conversion Date, the Loan Parties or any of their Subsidiaries shall support (in any such case by way of any motion or other pleading filed with the

Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s opposition of any motion made in the Bankruptcy Court by the Lenders seeking confirmation of the amount of the Lenders’ claim (exclusive of any bona fide dispute regarding the amount of such claim) or the validity and enforceability of the Liens in favor of the Collateral Agent; or

(r)            prior to the Exit Facilities Conversion Date, the Loan Parties or any of their Subsidiaries shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations (exclusive of any bona fide dispute regarding the amount of such claim) or to challenge the validity and enforceability of the Liens in favor of the Collateral Agent, (ii) such Liens and/or super-priority claims shall otherwise cease to be valid and perfected in all respects or (iii) such Liens and/or super-priority claims shall otherwise cease to be enforceable in any material respect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, as the case may be, and in each case notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, or (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any other Loan Document to be due and payable forthwith, whereupon the same shall immediately terminate and become due and payable, as the case may be and in each case notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.  In addition, prior to the Exit Facilities Conversion Date, subject only to any limitations set forth in the DIP Order, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Agents and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Security Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Guarantors.  In addition to the remedies set forth above, the Agents may exercise any other remedies provided for by this Agreement and the Security Documents in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

Upon the first date on which the Agents and/or the Lenders are entitled to exercise remedies as provided in the foregoing provisions of this Section and notice thereof by the Administrative Agent to the Loan Parties (the “Carve-Out Event Notice”), the right of the Loan Parties to pay professional fees outside the Carve-Out shall terminate (a “Carve-Out Event”), and, upon such occurrence, the Loan Parties, after receipt of the Carve-Out Event Notice from the Administrative Agent, shall provide immediate notice by facsimile to all professionals informing them that a Carve-Out Event has occurred and further advising them that the Loan Parties’ ability to pay professionals is subject to the Carve-Out.

SECTION 9  GUARANTY

9.1           The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the proceeds of the Loans, each Guarantor hereby jointly and severally agrees with the Agents and the Lenders as follows: each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment and performance when due, whether upon maturity, by acceleration or otherwise, of the Obligations to each of the Lenders and each of the Agents.  If any or all of the Obligations of the Borrower to the Lenders or the Agents becomes due and payable hereunder, each Guarantor unconditionally promises on a joint and several basis to pay such Obligations to the Lenders or the Agents, as the case may be, or order, on demand, together with any and all expenses which may be incurred by the Agents or the Lenders in collecting any of the Obligations.

9.2           Bankruptcy.  Additionally, each Guarantor jointly and severally, unconditionally and irrevocably guarantees the payment of any and all Obligations of the Borrower to each of the Lenders and each of the Agents whether or not due or payable by the Borrower upon the occurrence in respect to the Borrower of any of the events specified in Section 8(f), and unconditionally promises to pay such Obligations to each of the Lenders and each of the Agents, or order, on demand, in lawful money of the United States.

9.3           Nature of Liability.  The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by each Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Agents or the Lenders on the Obligations which such Agents or such Lenders repay the Borrower or Guarantor (including by depositing the Proceeds with a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or Guarantor) pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.4           Independent Obligation.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions.  Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstances which operate to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

9.5           Authorization.  Each Guarantor authorizes the Agents and the Lenders without notice or demand (except as shall be required by applicable statute and which cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the

Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agents and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6           Reliance.  It is not necessary for the Agents or the Lenders to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7           Subordination.  Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the Obligations of the Borrower to the Agents and the Lenders; and such indebtedness of the Borrower to such Guarantor, if any Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Lenders and be paid over to the Lenders and the Agents on account of the Obligations of the Borrower to the Lenders and the Agents, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty.  Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

9.8           Waiver.

(a)           Each Guarantor waives any right (except as shall required by applicable statute and which cannot be waived) to require the Agents or the Lenders to (a) proceed against the Borrower, any other Guarantor or any other party, (b) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party or (c) pursue any other remedy in the Agents’ or the Lenders’ power whatsoever.  Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other party other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations.  The Agents and the Lenders may, at their election, foreclose on any security held by the Agents or the Lenders by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agents and the Lenders may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Agents and the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security.  Until all Obligations of the Borrower to the Lenders and to the Agents shall have been paid in full, each Guarantor agrees that it will not exercise any right of subrogation, and waives any right to enforce any remedy which the Agents and the Lenders now have or may hereafter have against the Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agents and the Lenders.

(b)           Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that the Agents and the Lenders shall have no duty to advise either Guarantor of information known to them regarding such circumstances or risks.

9.9           Limitation on Enforcement.  The Lenders agree that no Lender shall have any right individually to seek to enforce or to enforce this guaranty, it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent for the benefit of the Lenders upon the terms of this Agreement.

SECTION 10 THE AGENTS

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2         Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4         Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent.  Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence as it deems appropriate of the requisite Lenders or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the requisite Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7         Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8         Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 15 Business Days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10       Other Agents.  No Agent other than the Administrative Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 11  MISCELLANEOUS

11.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any required amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under Section 9, or release (A) either of the US to Japan or the US to China Routes listed on Schedule 7.5, (B) any substantial portion of the Route Collateral, or (C) all or substantially all of the Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 3.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; or (viii) amend, modify or waive any provision of Sections 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12 or 2.13 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.  If, in connection with any proposed waiver, amendment, supplement or modification to any of the provisions of this Agreement as contemplated by this Section, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as each non-consenting Lender whose individual consent is required is treated as described in either clause (A) or (B) below, to either (A) replace such non-consenting Lender with one or more Replacement Lenders pursuant to Section 3.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed waiver, amendment, supplement or modification or (B) repay in full all of such non-consenting Lender’s outstanding Loans and all other Obligations owing to such Lender, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement.

11.2         Notices.

(a)           Except as otherwise provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and all such notices, requests and demands shall be effective when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Loan Parties:	2700 Lone Oak Parkway Eagan, MN 55121 Telephone:(612) 726-2274
	Fax: Attn:	(612) 726-0665 Daniel B. Matthews Senior Vice President and Treasurer

The Administrative Agent:	Citicorp USA, Inc. 388 Greenwich Street, 20th Floor New York, New York, 10013 Telephone: (212) 816-2374 Fax: (212) 816-2613 Attn: James McCarthy

with a copy to:	Latham & Watkins LLP Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606 Telephone: (312) 876-7700 Fax: (312) 993-9767 Attn: James W. Doran and David S. Heller

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5         Payment of Expenses and Taxes, Indemnity.  The Borrower agrees

(a) to pay or reimburse each of the Administrative Agent, and the Joint Lead Arrangers for all their reasonable and adequately documented out-of-pocket costs and expenses incurred in connection with the development, preparation, syndication and execution of, and of any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable and adequately documented fees and disbursements of Latham & Watkins LLP, outside counsel to the Administrative Agent and search, filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis, (b) to pay the costs and charges of obtaining Appraisals of the Pool Assets pursuant to this Agreement, (c) to pay or reimburse each Lender and Agent for all its reasonable and adequately documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and adequately documented fees and disbursements of counsel (including the reasonable allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to indemnify each Agent, each Lender and each of their respective affiliates, and each of their respective officers, directors, employees, representatives, trustees, advisors and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and adequately documented attorney’s and consultant’s fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Loan Document or the actual or proposed use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated therein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in any other Loan Document, including the reasonable and adequately documented fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, or other proceeding (but excluding any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements to the extent arising or incurred by reason of (x) a violation of laws or governmental regulations pertaining to lending by the

Person to be indemnified (or the Agent or Bank of which such Person is an officer, director, employee, representative or agent); provided that the Person to be indemnified shall, in all events, be entitled to the indemnification set forth in Sections 3.9, 3.10 and 3.11) or (y) the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assign; Participations and Assignments.

(a)           This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent, Issuing Lender (including any affiliate of the Issuing Lender that issues any Letter of Credit), all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Any Lender may, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Administrative Agent, the Issuing Lender and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 3.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time upon notice to the Borrower and the Administrative Agent assign to any Lender, any affiliate of any Lender or to an Eligible Transferee (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate of a Lender) shall be in an aggregate principal amount of less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and each Lender’s Affiliates, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 11.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans and Notes relate only to the absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank (it being understood that any foreclosure of any such security interest and any assignment of rights (including voting rights) in connection therewith shall be subject to the requirements of this Section).

(g)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes (in a form to be reasonably agreed with the Borrower) to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

11.7         Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, upon the commencement and during the continuance of an Event of Default, to set off and appropriate and apply against any amount then due and payable by any Loan Party hereunder any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the relevant Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any

Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12       Submission To Jurisdiction; Waivers.  Each Loan Party hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the relevant Loan Party at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect or consequential damages.

11.13       Acknowledgements.  Each Loan Party hereby acknowledges that:

(a)           it has been advised by counsel, in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent, and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.14       Intercreditor Agreement.  Each Lender acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and has agreed to the terms thereof.

11.15       Confidentiality.

(a)           Subject to the provisions of clause (b) of this Section, each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by any Loan Party in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably to any bona fide prospective transferee or participant in connection with the contemplated transfer of any Loan or Commitment or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s attorney’s, affiliates or independent auditors, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Holdings of any request by any governmental agency or representative thereof (other than any such requests in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further, that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, provided that, in the case of disclosure to any prospective transferee or participant, such Person executes an agreement with such Lender containing provisions substantially the same as to those contained in this Section 11.15.

(b)           Each Loan Party hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings or any of its Subsidiaries), provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

11.16       WAIVERS OF JURY TRIAL.  EACH LOAN PARTY, EACH AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17       Termination, Releases of Guarantees and Liens.

(a)           After the date upon which the principal of and all accrued interest on the Loans, and the other Obligations under the Loan Documents, shall have been indefeasibly paid in full (other than contingent Obligations which are not then due and payable) and the Commitments have been terminated, this Agreement shall terminate (provided that all indemnities set forth herein shall survive) and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (including, at the request and expense of the Borrower, the execution and delivery of a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement), and the Collateral Agent will duly assign, transfer and deliver to the Borrower (without recourse and without any representation or warranty) such of its Collateral as may be in the possession of the Collateral Agent that has not theretofore been sold or otherwise applied or released pursuant to this Agreement or any other Loan Document.

(b)           In the event that any part of the Collateral is sold in connection with a sale permitted under this Agreement or any other Loan Document or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 11.1 of this Agreement) and the proceeds of such sale or sales or from such release are applied in accordance with the terms of this Agreement, such Collateral will be sold free and clear of the Liens created by this Agreement and the Collateral Agent, at the request and expense of the Borrower, will duly assign, transfer and deliver to the Borrower (without recourse and without any representation or warranty) such of the Collateral of the Borrower as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(c)           At any time that the Borrower desires that Collateral be released as provided in the foregoing Section 11.17(a) or (b) it shall deliver to the Collateral Agent a certificate signed by its chief financial officer or another authorized senior officer stating that the release of the respective Collateral is permitted pursuant to Section 11.17(a) or (b). If requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make any such request), the Borrower shall furnish appropriate legal opinions (from counsel, which may be in-house counsel, acceptable to the Collateral Agent) to the effect set forth in the immediately preceding sentence. The Collateral Agent shall have no liability whatsoever to any Lender as the result of any release of Collateral by it as permitted by this Section 11.17.

(d)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, no such Collateral shall be released in connection with clause (b) of this Section 11.17 unless the corresponding liens (if any) of U.S. Bank and the PBGC (as defined in the Intercreditor Agreement) and any other lien on such Collateral permitted under Section 7.3(f) of this Agreement are released prior to or concurrently with any such release hereunder.

[Remainder of Page Intentionally Left Blank]

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORTHWEST AIRLINES CORPORATION

	By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President and Treasurer

NORTHWEST AIRLINES HOLDINGS
CORPORATION

	By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President and Treasurer

NWA INC.

	By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President and Treasurer

NORTHWEST AIRLINES, INC.

	By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President and Treasurer

CITICORP USA, INC., as
Administrative Agent and Lender

	By:	/s/ James J. McCarthy
Name: James J. McCarthy
Title: Director/Vice President

,

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Director

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Brian Bolotin
Name: Brian Bolotin
Title: Managing Director

By:	/s/ Charles Moran
Name: Charles Moran
Title: Director

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Kopolow
Name: David Kopolow
Title: Senior Vice President

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Donald Shokrian
Name: Donald Shokrian
Title: Managing Director

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Bruce Buchanan
Name: Bruce Buchanan
Title: Authorized Signatory

SIGNATURE PAGE TO

THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT